UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

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Tractor Supply Company
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TRACTOR SUPPLY COMPANY
200 Powell Place
Brentwood, Tennessee 37027
TractorSupply.com

To Our Stockholders:

On behalf of the Board of Directors, it is my pleasure to invite you to attend the 2013 Annual Meeting of Stockholders of Tractor Supply Company.  The meeting will be held on Thursday, May 2, 2013, at the Company’s Store Support Center in Brentwood, Tennessee.  The meeting will start at 10:00 a.m. (central time).

The following pages contain the formal Notice of Annual Meeting of Stockholders and Proxy Statement, which describes the specific business to be considered and voted upon at the Annual Meeting.  The meeting will include a report on Tractor Supply Company's activities for the fiscal year ended December 29, 2012, and there will be an opportunity for comments and questions from stockholders. Whether or not you plan to attend the meeting, it is important that you be represented and that your shares are voted.  After reviewing the Proxy Statement, I ask you to vote as described in the Proxy Statement as soon as possible.

I look forward to seeing you at the Annual Meeting.

Sincerely,
Gregory A. Sandfort
President and Chief Executive Officer

March 20, 2013

TRACTOR SUPPLY COMPANY
200 Powell Place
Brentwood, Tennessee 37027
(615) 440-4000
TractorSupply.com

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 2, 2013

Please join us for the 2013 Annual Meeting of Stockholders of Tractor Supply Company.  The meeting will be held at the Company's Store Support Center, 200 Powell Place, Brentwood, Tennessee 37027, on Thursday, May 2, 2013, at 10:00 a.m. (central time).

The purposes of the meeting are:

1. To elect directors to serve a one-year term ending at the 2014 Annual Meeting of Stockholders;

2. To ratify the reappointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 28, 2013;

3. To act upon a proposal for a non-binding, advisory vote by the stockholders to approve the compensation of the named executive officers of the Company (“Say on Pay”); and

4. To transact any other business as may be properly introduced at the 2013 Annual Meeting of Stockholders.

These matters are more fully described in the Proxy Statement accompanying this notice.

The Securities and Exchange Commission rules allow us to furnish proxy materials to our stockholders on the Internet.  We are pleased to take advantage of these rules and believe that they enable us to provide our stockholders with the information that they need, while lowering the cost of delivery and reducing the environmental impact of our Annual Meeting. This Proxy Statement and our fiscal 2012 Annual Report to Stockholders are available on our web site at TractorSupply.com. Additionally, and in accordance with SEC rules, you may access our proxy materials at www.edocumentview.com/TSCO, which does not have “cookies” that identify visitors to the site.

As stockholders of Tractor Supply Company, your vote is important. Whether or not you plan to attend the Annual Meeting in person, it is important that you vote as soon as possible to ensure that your shares are represented.

By Order of the Board of Directors,

Benjamin F. Parrish, Jr.
Senior Vice President-General Counsel
and Corporate Secretary
Brentwood, Tennessee
March 20, 2013

YOUR VOTE IS IMPORTANT. PLEASE VOTE BY TOLL-FREE TELEPHONE CALL, VIA THE INTERNET OR BY COMPLETING, SIGNING, DATING AND RETURNING A PROXY CARD.

TRACTOR SUPPLY COMPANY
200 Powell Place
Brentwood, Tennessee 37027
TractorSupply.com

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 2, 2013

Our Board of Directors has made these proxy materials available to you on the Internet, or, upon your request, has delivered printed versions of these materials to you by mail. We are furnishing this Proxy Statement in connection with the solicitation by our Board of Directors of proxies to be voted at our 2013 Annual Meeting of Stockholders (the “Meeting”). The Meeting will be held at our Store Support Center, located at 200 Powell Place, Brentwood, TN 37027, on Thursday, May 2, 2013 at 10:00 a.m. central time, or at any adjournment thereof.

We mailed our Notice of Internet Availability of Proxy Materials (the “Notice”) to each stockholder entitled to vote at the Meeting on or about March 20, 2013.

GENERAL INFORMATION ABOUT THE MEETING AND VOTING

Who may vote at the Meeting?
The Board of Directors has set March 8, 2013 as the record date for the Meeting. If you were the owner of Tractor Supply Company common stock at the close of business on March 8, 2013, you may vote at the Meeting. You are entitled to one vote for each share of common stock you held on the record date.

A list of stockholders entitled to vote at the Meeting will be open to examination by any stockholder for any purpose germane to the Meeting during normal business hours for a period of ten days before the Meeting at our Store Support Center and at the time and place of the Meeting.

How many shares must be present to hold the Meeting?
A majority of our shares of common stock outstanding as of the record date must be present at the Meeting in order to hold the meeting and conduct business. This is called a quorum. On the record date, there were 69,576,721 shares of our common stock outstanding. Your shares are counted as present at the Meeting if you are present and vote in person at the Meeting or properly submit your proxy prior to the Meeting.

Why am I being asked to review materials on-line?
Under rules adopted by the U.S. Securities and Exchange Commission (“SEC”), we are now furnishing proxy materials to our stockholders on the Internet, rather than mailing printed copies of those materials to each stockholder. If you received a Notice by mail, you will not receive a printed copy of the proxy materials unless you request one. Instead, the Notice will instruct you as to how you may access and review the proxy materials on the Internet. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, please follow the instructions included in the Notice.

What am I voting on?
You will be voting on the following:

•	The election of directors to serve a one-year term ending at the 2014 Annual Meeting of Stockholders;

•	The ratification of the reappointment of Ernst & Young LLP as our independent registered public accounting firm;

•	The approval of the compensation of the named executive officers of the Company (“Say on Pay”); and

•	Any other matters properly introduced at the Meeting.

We are not currently aware of any other business to be acted upon at the Meeting. If any other matters are properly submitted for consideration at the Meeting, including any proposal to adjourn the Meeting, the persons named as proxies will vote the shares represented thereby in their discretion. Adjournment of the Meeting may be made for the purpose of, among other things, soliciting additional proxies. Any adjournment may be made from time to time by approval of the holders of common stock representing a majority of the votes present in person or by proxy at the Meeting, whether or not a quorum exists, without further notice other than by an announcement made at the Meeting.

How does the Board of Directors recommend that I vote?
The Board of Directors recommends that you vote:

•	“FOR” the election of the director nominees named in this Proxy Statement;

•	“FOR” the ratification of the reappointment of Ernst & Young LLP as our independent registered public accounting firm; and

•	“FOR” the approval of the compensation of the named executive officers of the Company.

How do I vote before the Meeting?
If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A. (“Computershare”), you are considered a stockholder of record with respect to those shares and the Notice has been sent directly to you by Computershare.  Please

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carefully consider the information contained in the Proxy Statement and, whether or not you plan to attend the Meeting, vote by one of the below methods so that we can be assured of having a quorum present at the Meeting and so that your shares may be voted in accordance with your wishes even if you later decide not to attend the Meeting.

If, like most stockholders of the Company, you hold your shares in street name through a stockbroker, bank or other nominee rather than directly in your own name, you are considered the beneficial owner of shares, and the Notice is being forwarded to you. Please carefully consider the information contained in the Proxy Statement and, whether or not you plan to attend the Meeting, vote by one of the below methods so that we can be assured of having a quorum present at the Meeting and so that your shares may be voted in accordance with your wishes even if you later decide not to attend the Meeting.

If you hold your shares through the Company’s 401(k) Plan, you will receive printed proxy materials by mail.  You may vote in person at the Meeting or by completing and mailing the paper proxy card included with the mailed proxy materials, via the Internet, or by phone.

We encourage you to register your vote via the Internet. If you attend the Meeting, you may also submit your vote in person and any votes that you previously submitted – whether via the Internet, by phone or by mail – will be superseded by the vote that you cast at the Meeting. To vote at the Meeting, beneficial owners will need to contact the broker, trustee or nominee that holds their shares to obtain a “legal proxy” to bring to the Meeting. Whether your proxy is submitted by the Internet, by phone or by mail, if it is properly completed and submitted and if you do not revoke it prior to the Meeting, your shares will be voted at the Meeting in the manner set forth in this Proxy Statement or as otherwise specified by you.

Unless you hold your shares through the Company’s 401(k) Plan, you may vote via the Internet or by phone until 1:00 a.m. central time, on May 2, 2013, otherwise Computershare must receive your paper proxy card before May 2, 2013.  If you hold your shares through the Company’s 401(k) Plan, you may vote via the Internet or by phone until 1:00 a.m. central time, on April 30, 2013, otherwise Computershare must receive your paper proxy card before April 30, 2013.

May I vote at the Meeting?
You may vote your shares at the Meeting if you attend in person.

What vote is required to pass an item of business?
The holders of the majority of the outstanding shares of common stock must be present in person or represented by proxy for a quorum to be present at the Meeting.

A nominee will be elected to the Board of Directors at the Meeting if the votes cast “for” the nominee exceed the votes cast “against” the nominee’s election.  However, in an uncontested election, if an incumbent director does not receive a majority of votes cast “for” his or her election, the director is required by the Company’s Director Resignation Policy to submit his or her resignation to the Board of Directors for consideration by the Corporate Governance and Nominating Committee.  The committee will consider the tendered resignation and make a recommendation to the Board of whether to accept or reject the resignation.  The Board will take action within 45 days of receipt of the committee’s recommendation and will publicly disclose its decision.  See “Director Resignation Policy” under “Item 1–Election of Directors” for more information about this policy.

The ratification of the reappointment of Ernst & Young LLP as our independent registered public accounting firm and the approval of the executive compensation of our named executive officers will each be approved if it receives the affirmative vote of a majority of the votes present, either in person or by proxy, at the Meeting.

If you submit your proxy or attend the Meeting, but choose to abstain from voting on any proposal, you will be considered present at the Meeting and not voting in favor of the proposal.  This will not affect the election of directors.  Since the ratification of the reappointment of Ernst & Young LLP as our independent registered public accounting firm and the advisory vote on executive compensation pass only if each receives a favorable vote from a majority of shares present at the Meeting, the fact that you are abstaining and not voting in favor of these proposals will have the same effect as if you had voted against the proposals.

Brokers and nominees may exercise their voting discretion without receiving instructions from the beneficial owner of shares on proposals that are deemed to be routine matters. If a proposal is not a routine matter, the broker or nominee may not vote the shares with respect to the proposal without receiving instructions from the beneficial owner of the shares.  If a broker turns in a proxy card expressly stating that the broker is not voting on a non-routine matter, such action is referred to as a “broker non-vote.”  The election of directors and the approval of the compensation of the named executive officers are not routine matters, and a broker may not vote on these matters without receiving instructions.  The ratification of the reappointment of Ernst & Young LLP as our independent registered public accounting firm is a routine matter, and brokers and nominees may vote on this matter without receiving instructions.

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Unless you indicate otherwise, the persons named as your proxies will vote your shares (a) FOR all nominees for director, (b) FOR the ratification of the reappointment of Ernst & Young LLP as our independent registered public accounting firm; and (c) FOR the approval of the compensation of the named executive officers of the Company.

Who counts the votes?
The Company has asked Computershare to judge voting, be responsible for determining whether or not a quorum is present and tabulate votes cast by proxy or in person at the Meeting.

Can I revoke my proxy?
Yes.  You can revoke your proxy by:

•	Filing written notice of revocation with our Corporate Secretary before the Meeting;

•	Signing a proxy bearing a later date; or

•	Voting in person at the Meeting.

Where can I find voting results of the Meeting?
We will publish final detailed voting results in a Form 8-K filed with the SEC within four business days of the Meeting.

Who will bear the cost for soliciting votes at the Meeting?
We will bear all expenses in conjunction with the solicitation of proxies, including the charges of brokerage houses and other custodians, nominees or fiduciaries for forwarding documents to security owners. We may hire a proxy solicitation firm at a standard industry compensation rate. In addition, proxies may be solicited by mail, in person, or by telephone or fax by certain of our officers, directors and regular employees.

Whom should I call with other questions?
If you have additional questions about this Proxy Statement or the Meeting, please contact:  Tractor Supply Company, 200 Powell Place, Brentwood, Tennessee 37027, Attention: Investor Relations Dept., Telephone: (615) 440-4632.

ITEM 1 – ELECTION OF DIRECTORS

Our directors are elected at each annual meeting and hold office until the next annual meeting or the election of their respective successors.  All nominees are presently directors of the Company.  The Board has the authority under our Bylaws to fill vacancies and to increase or decrease its size between annual meetings.

Nominees for Directors

The Board, upon recommendation of its Corporate Governance and Nominating Committee, has nominated each of the directors named below for election at this Meeting.  Such individuals were selected based on their broad experience, wisdom, integrity, understanding of the business environment, thorough appreciation for strong ethics and appropriate corporate governance, and their willingness to devote adequate time to Board duties.  The experience, qualifications, attributes and skills that led the Corporate Governance and Nominating Committee to conclude that each person should be nominated to serve as a director are discussed in more detail below.

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The following table sets forth certain information concerning these nominees:

Name and Age	Director Since	Positions with Company, Directorships, Business Experience for Last Five Years and Reasons for Nomination
Johnston C. Adams, 65	2007
Served as Chairman and Chief Executive Officer of AutoZone, Inc. from 1997 until 2001. Other directorships:  WD-40 Company from 2001 to 2011 and EXEGO Corporation Limited (Australia) from 2008 to 2011.  Mr. Adams was selected to serve on our Board primarily because of his wealth of senior leadership and retail experience.

Peter D. Bewley, 66	2011
Served as Senior Vice President-General Counsel and Secretary of The Clorox Company from 1998 to 2005.  Served as Senior Vice President, General Counsel and Secretary of Novacare, Inc. from 1994 to 1998.  Mr. Bewley holds an Advanced Professional Directors Certificate from the American College of Corporate Directors. Other directorship:  WD-40 Company since 2005.  Mr. Bewley was selected to serve on our Board primarily due to his extensive legal and corporate governance experience.

Jack C. Bingleman, 70	2005
President of JCB Consulting LLC since 2008 and President of Indian River Asset Management Inc. since 2001.  Previously served as President of Staples International from 1997 to 2000.  Served as President of Staples North American Stores from 1994 to 1997.  Other directorship:  Domtar Corporation since 2005.  Our Board benefits from Mr. Bingleman’s long history as an executive in retail.

Richard W. Frost, 61	2007
Served as Chief Executive Officer of Louisiana-Pacific Corporation from December 2004 to May 2012.  Previously served as Executive Vice President, Commodity Products, Procurement and Engineering from March 2003 to November 2004, Executive Vice President, OSB, Procurement and Engineering from May 2002 to February 2003 and Vice President, Timberlands and Procurement from 1996 to April 2002.  Other directorship:  Beacon Roofing Supply since August 2012. Mr. Frost, with his tenure as a chief executive officer, brings to the Board his wealth of senior leadership experience.

Cynthia T. Jamison, 53	2002
Served as Chief Financial Officer of AquaSpy Inc. from 2009 to 2012.  National Director of CFO Services and Operating Committee Member of Tatum, LLC from 2005 to 2009.  Partner in Tatum, LLC from 1999 to 2009.  Other directorships:  B&G Foods, Inc. (Audit Committee Chair) since 2004 and Caribe Media, Inc. (Chairman of the Board) since December 2011.  Ms. Jamison was selected to serve on our Board primarily due to her standing as a financial expert.

George MacKenzie, 64	2007
Non-executive Chairman of American Water since May 2006.  Served as interim Chief Executive Officer of American Water from January 2006 to April 2006.  Served as interim President and Chief Executive Officer of C&D Technologies, Inc. from March 2005 to July 2005.  Served as Executive Vice President and Chief Financial Officer of P.H. Glatfelter Company from September 2001 to June 2002.  Other directorships:  Safeguard Scientifics, Inc. (Audit Committee Chair) since 2003; American Water since 2003 and C&D Technologies from 1999 until 2010.  Mr. MacKenzie was selected to serve on our Board primarily because of his standing as a financial expert.

Edna K. Morris, 61	2004
Chief Executive Officer/Partner of Range Restaurant Group since 2008.  Managing Director, Axum Capital Partners since October 2009.  Previously, Ms. Morris served as President of various brands, including Blue Coral, James Beard Foundation, Red Lobster and Quincy’s from 1996 through 2006. Prior to that, Ms. Morris was Executive Vice President/Human Resources for Hardee’s Food Systems and Advantica Restaurant Group from 1987 to 1996.  Ms. Morris has also previously served as President of the Women’s Foodservice Forum, Cosi and as a member of the Board of Trustees of the Culinary Institute of America.  Other directorship:  Einstein Noah Restaurant Group since 2012. Ms. Morris’ executive leadership positions in retail/restaurants and experience with executive compensation issues provides the Board with a wealth of knowledge.

James F. Wright, 63	2002
Executive Chairman of the Board since December 2012. Previously served as Chairman of the Board and Chief Executive Officer of the Company since November 2007.  Served as President and Chief Executive Officer of the Company from 2004 to November 2007 and as President and Chief Operating Officer of the Company from 2000 through 2004.  Other directorship:  H&R Block, Inc. since September 2011.  Mr. Wright served as a director of Spartan Stores, Inc. (Lead Director, Chair of Corporate Governance and Nominating Committee) from 2002 to August 2011.  Having spent his entire career in retail and 12 years at the Company, Mr. Wright is well-positioned to guide the board through this chapter of the Board’s mission and mandate.

Gregory A. Sandfort, 57	2013
President and Chief Executive Officer since December 2012. Previously served as President and Chief Operating Officer of the Company from February 2012 until December 2012.  Previously served as President and Chief Merchandising Officer of the Company from February 2009 through January 2012, and prior to that time served as Executive Vice President - Chief Merchandising Officer of the Company since November 2007. Mr. Sandfort previously served as President and Chief Operating Officer at Michaels Stores, Inc. from March 2006 to August 2007 and as Executive Vice President - General Merchandise Manager at Michaels Stores, Inc. from January 2004 to February 2006. Mr. Sandfort has served as a director of the Company since February 2013. Other directorship: WD-40 Company since October 2011. Mr. Sandfort brings to the Board invaluable management, leadership and operations experience from previous positions in public and private retail companies.

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If a nominee becomes unwilling or unable to serve, which is not expected, the proxies will be voted for a substitute person designated by the Board upon the recommendation of the Corporate Governance and Nominating Committee.

Director Resignation Policy

The Company has adopted a director resignation policy which provides that if, in an uncontested election, a director fails to receive a majority of shares voting in the election of directors, that director will be required to tender his or her resignation to the Board of Directors following completion of the stockholder vote.  The Corporate Governance and Nominating Committee will consider the resignation and will recommend to the Board whether to accept or reject the tendered resignation, considering factors deemed relevant by the Committee including the reasons why stockholders withheld votes for election of the director, the qualifications of the director and his or her contributions to the Company.  The Board will then consider the Committee’s recommendation and all factors it deems relevant and make a decision within 45 days following receipt of the Committee’s recommendation.  The Board’s decision may be, among other things, to:  (i) accept the resignation, (ii) defer acceptance of the resignation until a replacement director with certain necessary qualifications can be found, (iii) reject the resignation, but address what the Board believes to be the underlying reasons for the failure of the director to receive a majority of votes in favor of his or her re-election, (iv) reject the resignation, but resolve that the director will not be re-nominated in the future for election, or (v) reject the resignation.  The Company will disclose the Board’s decision in a Current Report on Form 8-K filed with the SEC.

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COMPENSATION OF DIRECTORS

The Compensation Committee has the responsibility to review compensation for the Company’s directors periodically and recommend changes, as appropriate, to the full Board of Directors.  For the 2012-2013 term, each non-employee director received a base annual retainer of $55,000.  In addition, there were annual retainers for committee chairs, committee members and the Lead Independent Director.  The chair of the Audit Committee was paid an annual retainer of $15,000, the chair of the Compensation Committee was paid an annual retainer of $10,000, the chair of the Corporate Governance and Nominating Committee was paid an annual retainer of $5,000 and the Lead Independent Director was paid an annual retainer of $20,000.  Each Audit Committee member was paid an annual retainer of $7,500, each Compensation Committee member was paid an annual retainer of $5,000 and each Corporate Governance and Nominating Committee member was paid an annual retainer of $5,000.  In addition, the Company reimbursed all directors for out-of-pocket expenses incurred in connection with their attendance at Board and committee meetings.  Each of the directors participates in the Company’s stock incentive plans under which non-qualified stock options or restricted stock units have historically been granted to each non-employee director upon their initial election to the Board and annually upon reelection thereafter.  Exercise prices of options are equal to the fair market value of such shares on the date of grant and the options have a 10-year life.  In 2012, the Compensation Committee recommended annual grants to the directors of restricted stock units valued at approximately $80,000 on the date of grant and no stock options.  All options and restricted stock unit awards granted to non-employee directors are made at the commencement of the new director term and vest at the end of such term.  There are no holding period requirements after the options or restricted stock units vest.

The following table provides compensation information for the one-year period ended December 29, 2012 for each non-employee member of our Board of Directors.  No director who is an employee of the Company received compensation for services as a director.

Name	Fees Earned or Paid in Cash	Stock Awards (1) (2)	Option Awards(2)	Total
Johnston C. Adams	$65,000	$79,983	$—	$144,983
William Bass (3)	21,354	—	—	21,354
Peter D. Bewley	64,966	79,983	—	144,949
Jack C. Bingleman	67,500	79,983	—	147,483
Richard W. Frost	64,966	79,983	—	144,949
Cynthia T. Jamison	97,500	79,983	—	177,483
George MacKenzie	77,500	79,983	—	157,483
Edna K. Morris	75,000	79,983	—	154,983
_________________

(1)
Each of our directors received an annual award of restricted stock units.  This column reflects the aggregate grant date fair value of those restricted stock unit awards.  Such awards vest at the end of the one-year director term, with the related expense recognized ratably.

(2)
Prior to fiscal 2009, directors were granted option awards.  The aggregate number of underlying shares for stock awards and option awards outstanding at fiscal year-end for each Director was as follows:

Name	Number of Restricted Stock Unit Awards	Number of Option Awards
Johnston C. Adams	4,439	—
William Bass	2,352	—
Peter D. Bewley	2,122	—
Jack C. Bingleman	6,394	—
Richard W. Frost	4,469	—
Cynthia T. Jamison	3,311	4,000
George MacKenzie	2,691	11,000
Edna K. Morris	3,311	23,000

(3)	Mr. Bass did not stand for re-election; as a result, his term on the Board ended on May 3, 2012.

BOARD MEETINGS AND COMMITTEES

How often did the Board meet in 2012?
The Board held four regular quarterly meetings and two telephonic meetings during 2012 to review significant developments affecting the Company, engage in strategic planning and act on matters requiring Board approval.

For 2012, each incumbent director attended at least 75% of the Board meetings and committee meetings on which he or she served.

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What are the standing committees of the Board?

Committee	Members	Functions and Additional Information	Number of Meetings
Audit	George MacKenzie * Peter D. Bewley Jack C. Bingleman Richard W. Frost Cynthia T. Jamison	· Oversees financial reporting, policies, procedures and internal controls of the Company · Appoints the independent registered public accounting firm · Evaluates the general scope of the annual audit and approves all fees paid to the independent registered public accounting firm · Oversees and directs the scope of internal audit activities · Reviews the annual operating plan and capital budget and the five-year strategic plan · Reviews capital structure and strategies and credit facilities	11
Compensation	Edna K. Morris * Johnston C. Adams Richard W. Frost Cynthia T. Jamison	· Reviews and approves compensation of directors and executive officers · Reviews and approves grants of equity-based awards to officers pursuant to stock incentive plans · Reviews salary and benefit issues · Reviews the Compensation Discussion and Analysis and compensation-related disclosures · Oversees and approves the succession planning process for executives	7
Corporate Governance and Nominating	Cynthia T. Jamison * Johnston C. Adams Peter D. Bewley Jack C. Bingleman Edna K. Morris	· Develops, sets and maintains corporate governance standards · Reviews and monitors activities of Board members · Evaluates the effectiveness of the Board process and committee activities · Makes recommendations for nominees for director · Evaluates qualifications for new candidates for director positions	4

*      Committee chairperson

The Board has determined that each member of the Company’s Audit Committee, Compensation Committee, and Corporate Governance and Nominating Committee is an independent director within the meaning of the listing standards of the NASDAQ Global Select Market.  In addition, the Board has determined that Mr. MacKenzie, the chair of the Audit Committee, and Ms. Jamison, an Audit Committee member, are qualified as audit committee financial experts within the meaning of SEC regulations and the listing standards of the NASDAQ Global Select Market.  The Audit Committee has been established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended.

Does the Board have a lead director?
Ms. Jamison was appointed as the Lead Independent Director effective with the Annual Meeting of Stockholders on April 29, 2010.  The Corporate Governance and Nominating Committee established, and the Board ratified, the responsibilities of the Lead Independent Director as follows:

The Lead Independent Director is responsible for coordinating the activities of the independent directors. In addition to the duties of all Board members as set forth in the Company’s governance guidelines, the specific responsibilities of the Lead Independent Director are as follows:

•
advise the Chair as to an appropriate schedule of Board meetings, seeking to ensure that the independent directors can perform their duties responsibly while not interfering with the flow of Company operations;

•	provide the Chair with input as to the preparation of the agendas for the Board and committee meetings;

•
advise the Chair as to the quality, quantity and timeliness of the flow of information from Company management that is necessary for the independent directors to effectively and responsibly perform their duties; although Company management is responsible for the preparation of materials for the Board, the Lead Independent Director may specifically request the inclusion of certain material;

•	recommend to the Chair the retention of consultants who report directly to the Board;

•
interview, along with the chair of the Corporate Governance and Nominating Committee, all Board candidates, and make recommendations to the Corporate Governance and Nominating Committee and the Board (Ms. Jamison currently serves both as Lead Independent Director and Chair of the Corporate Governance and Nominating Committee);

•
assist the Board and Company officers in assuring compliance with and implementation of the Company’s governance guidelines; principally responsible for recommending revisions to the governance guidelines;

•	coordinate, develop the agenda for and moderate executive sessions of the Board’s independent directors; act as principal liaison between the independent directors and the Chair on sensitive issues;

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•
evaluate, along with the members of the full Board, the Chief Executive Officer’s and the Board’s performance; meet with the Chief Executive Officer to discuss same; summarize and remit the evaluations to the Board; and

•	recommend to the Chair the membership of the various Board committees, as well as selection of the committee chairs.

What are the responsibilities of the Compensation Committee?

The Compensation Committee has been given the responsibility to assist the Board of Directors in the discharge of its fiduciary duties with respect to the compensation of the executives of the Company, including the executive officers named in the 2012 Summary Compensation Table in this Proxy Statement (the “Named Executive Officers”), as well as oversight of succession planning.  The Compensation Committee is also responsible for administering all of our equity-based plans and the Company’s retirement and other benefit plans.  It periodically reviews compensation and equity-based plans and makes its recommendations to the Board with respect to these areas.

The Compensation Committee’s members are each (i) independent as defined under the listing standards of the NASDAQ Global Select Market, (ii) a non-employee director for purposes of Section 16b-3 of the Securities Exchange Act of 1934, as amended, and (iii) an outside director for purposes of Section 162(m) of the Internal Revenue Code.

As part of the Compensation Committee’s duties as set forth in its charter, the Committee, among other things, periodically reviews the Company’s philosophy regarding executive compensation and annually reviews market data to assess the Company’s competitive position with respect to the elements of the Company’s compensation.  The Compensation Committee reports to the Board of Directors on its activities.

To assist the Compensation Committee in establishing compensation for the Company’s executive management for 2012, the Compensation Committee engaged Pearl Meyer & Partners (“Pearl Meyer”) as an independent, third-party consultant.  The Compensation Committee determined the scope of Pearl Meyer's assignment and worked directly with Pearl Meyer.  Pearl Meyer also worked with management on a limited basis under the Committee’s direction.   Pearl Meyer did not recommend any compensation programs or payment amounts, but was only engaged to provide data and analysis with respect to compensation paid by the Company and the companies in its peer group as discussed in “Compensation Discussion and Analysis.”  Pearl Meyer did not provide any services other than executive compensation for the Company in fiscal 2012.

The Compensation Committee sets performance goals and objectives for the Chief Executive Officer and the other executive officers. The Committee reviews the performance and compensation of the Chief Executive Officer and, with other advisors, if appropriate, establishes his compensation level, including equity-based awards.  For the remaining Named Executive Officers, the Chief People Officer, who serves as the management liaison to the Compensation Committee, consults with the Chief Executive Officer and, using the data provided by the consultant, makes recommendations to the Committee as to each individual’s base compensation and equity–based awards.  The Committee considers and discusses the recommendations.

The Compensation Committee also periodically reviews director compensation.  All decisions with respect to executive and director compensation are approved by the Compensation Committee and recommended to the full Board for ratification.

The agenda for meetings of the Compensation Committee is determined by its Chairperson with input from the Company’s General Counsel and Chief People Officer.  Compensation Committee meetings are regularly attended by the Company’s Chief Executive Officer, General Counsel and Chief People Officer, but the Committee also meets in executive session at each meeting.  Pearl Meyer and the Company’s human resources department support the Compensation Committee in its duties, and certain officers, including the Chief Executive Officer, Chief Financial Officer, Chief People Officer, and General Counsel, may be delegated authority to fulfill certain administrative duties regarding compensation programs.

CORPORATE GOVERNANCE

General

We believe that good corporate governance is important to ensure that the Company is managed for the long-term benefit of its stockholders.  During the past year, we have continued to review our corporate governance policies and practices and compared them to those suggested by various authorities in corporate governance and the practices of other public companies.  We have also continued to review the the rules of the SEC and the listing standards of the NASDAQ Global Select Market.

Our Board of Directors has adopted Corporate Governance Guidelines, which outline the composition, operations and responsibilities of the Board of Directors.  Our Board also ensures that an annual review of its charters for the Company’s Audit Committee, Compensation

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Committee and Corporate Governance and Nominating Committee is conducted. You may access our Corporate Governance Guidelines and current committee charters in the “Corporate Governance” section of our website at TractorSupply.com.

Director Independence and Board Operations

Our Corporate Governance Guidelines require that a majority of our Board consists of independent directors within the meaning of the listing standards of the NASDAQ Global Select Market.  The Board has determined that each of the following directors is an “independent director” within the meaning of the listing standards of the NASDAQ Global Select Market:

Johnston C. Adams	Cynthia T. Jamison
Peter D. Bewley	George MacKenzie
Jack C. Bingleman	Edna K. Morris
Richard W. Frost

The Executive Chairman of the Board is James F. Wright, our former Chairman and Chief Executive Officer, who was succeeded as Chief Executive Officer by Gregory A. Sandfort. The Board determined it was in the best interest of the Company to have Mr. Wright continue as Executive Chairman of the Board for a period of time to facilitate continuity of the Company's senior leadership and ensure the Board will continue to benefit from having among its ranks an individual with substantial knowledge of the operations, opportunities and challenges of the Company and the industry in which it competes. Given his extensive operational, management and governance experience with the Company, the Board of Directors believes that Mr. Wright can continue to serve as an effective bridge between management, including Mr. Sandfort, and the rest of the Board, while contributing to effective and efficient operation of Board meetings, information flow, crisis management and long-term planning.  The Board believes that the Company’s current leadership structure, in conjunction with the strong Lead Independent Director, enhances the Executive Chairman's ability to provide insight and direction on important strategic initiatives to both management and the independent directors.

Our Executive Chairman, in consultation with our Lead Independent Director and each of the committee chairpersons, proposes the agenda for the Board meetings. Directors receive the agenda and supporting information in advance of the meetings. Directors may raise other matters to be included in the agenda or at the meetings. Our Chief Executive Officer and other members of executive management make presentations to the Board at the meetings and a substantial portion of the meeting time is devoted to the Board’s discussion of these presentations. Executive sessions for non-management and independent directors are scheduled at each regularly scheduled Board meeting.

Directors have regular access to executive management. They may also seek independent, outside advice. The Board has established three standing committees so that certain areas can be addressed in more depth than might be possible at a full Board meeting. Committee assignments are reassessed annually. The Directors participated in Board and committee evaluations and assessments regarding 2012 performance.

Director Candidates

The Corporate Governance and Nominating Committee, which is comprised solely of independent directors, considers candidates for Board membership suggested by its members and other Board members, as well as management and stockholders.  A stockholder who wishes to recommend a prospective nominee for the Board should notify our Corporate Secretary in writing with whatever supporting material the stockholder considers appropriate pursuant to the provisions of our Bylaws relating to stockholder proposals as described in “Stockholder Nominations of Candidates for Board Membership,” below.

Once the Corporate Governance and Nominating Committee has identified a prospective nominee, the Committee makes an initial determination as to whether to conduct a full evaluation of the candidate.  This initial determination is based on whatever information is provided to the Committee with the recommendation of the prospective candidate, as well as the Committee’s own knowledge of the prospective candidate, which may be supplemented by inquiries to the person making the recommendation or others.  The preliminary determination is based primarily on the need for additional Board members to fill vacancies or expand the size of the Board and the likelihood that the prospective nominee can satisfy the evaluation factors described below.  The Committee then evaluates the prospective nominee against the standards and qualifications set out in our Corporate Governance Guidelines, including:

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•	Personal characteristics:
-      highest personal and professional ethics, integrity and values;
-      an inquiring and independent mind; and
-      practical wisdom and mature judgment.

•	Expertise that is useful to the Company and complementary to the background and experience of other Board members, so that an optimum balance of members on the Board can be achieved and maintained.

•	Broad training and experience at the policy-making level in business, government, education or technology.

•	Willingness to devote the required amount of time to carrying out the duties and responsibilities of Board membership.

•	Commitment to serve on the Board over a period of several years to develop knowledge about our principal operations.

•	Willingness to represent the best interests of all stockholders and objectively appraise management performance.

•	Involvement only in activities or interests that do not create a conflict with the director’s responsibilities to the Company and its stockholders.

The Committee also considers diversity, such as diversity of gender, race and national origin, education, professional experience and differences in viewpoints and skills. The Committee does not have a formal policy with respect to diversity; however, the Board and the Committee believe that it is important that the Board members represent diverse viewpoints. In considering candidates for the Board, the Committee considers the entirety of each candidate’s credentials in the context of these standards. With respect to the nomination of continuing directors for re-election, the individual’s contributions to the Board are also considered.

The Committee also considers such other relevant factors as it deems appropriate, including the current composition of the Board, the balance of management and independent directors, the need for Audit Committee or other expertise and the evaluations of other prospective nominees.  In connection with this evaluation, the Committee determines whether to interview the prospective nominee, and if warranted, one or more members of the Committee, and others as appropriate, interview prospective nominees in person or by telephone.

After completing this evaluation and interview, the Committee makes a recommendation to the full Board regarding the persons who should be nominated by the Board, and the Board determines the nominees after considering the recommendation and report of the Committee.

Risk Management

While the Board of Directors has the ultimate oversight responsibility for the risk management process, various committees of the Board assist the Board in fulfilling its oversight responsibilities in certain areas of risk. In particular, the Audit Committee focuses on financial and enterprise risk exposures, including internal controls, and discusses with management, the internal auditors, and the independent registered public accounting firm the Company’s policies with respect to risk assessment and risk management, including the risk of fraud. The Audit Committee also assists the Board in fulfilling its duties and oversight responsibilities relating to the Company’s compliance and ethics programs, including compliance with legal and regulatory requirements, and the Company's Code of Ethics.  The Compensation Committee also assists the Board in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs.

Code of Ethics

We have a Code of Ethics which covers all exempt employees, officers and directors of the Company, including the principal executive officer, the principal financial officer and the controller.  The Code of Ethics is available in the “Corporate Governance” section of our website at TractorSupply.com.  We intend to post amendments to or waivers from our Code of Ethics (to the extent applicable to our Directors, Chief Executive Officer, principal financial officer or controller) at this location on our website.

Communications with Members of the Board

Stockholders interested in communicating directly with members of our Board may do so by writing to our Corporate Secretary, c/o Tractor Supply Company, 200 Powell Place, Brentwood, Tennessee  37027.  As set forth in our Corporate Governance Guidelines, our Corporate Secretary reviews all such correspondence and regularly forwards to the Board a summary of all such correspondence and copies of all correspondence that, in the opinion of the Corporate Secretary, deals with the functions of the Board or committees thereof or that the Corporate Secretary otherwise determines requires their attention.  Directors may at any time review a log of all correspondence received by the Company that is addressed to members of the Board and request copies of any such correspondence.  Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of our internal audit department and handled in accordance with procedures established by the Audit Committee with respect to such matters.

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Board Member Attendance at Annual Meeting

We strongly encourage each member of the Board to attend each Annual Meeting of Stockholders. All of our incumbent Directors attended the 2012 Annual Meeting.

Director Stock Ownership Guidelines

Each member of the Board is expected to acquire, within a five-year period, and continue to hold shares of the Company’s common stock having an aggregate market value which equals or exceeds a factor of 5x the director’s annual cash retainer.  Once the target ownership level is achieved by a director, that director will not be required to acquire any additional shares in the event the stock price is lower, provided the underlying number of shares remain held by the director.

The Compensation Committee evaluates compliance with this policy annually.  The Compensation Committee and the Board of Directors, in their sole discretion, may waive or extend the time for compliance with this policy.  Factors which may be considered include, but are not limited to, non-compliance due to limitations on ability to purchase resulting from blackout periods and the personal financial resources of the director.

Compensation Committee Interlocks and Insider Participation

Ms. Morris, Mr. Adams, Mr. Frost and Ms. Jamison served on the Compensation Committee of the Board during 2012. There are no, and during 2012 there were no, interlocking relationships between any officers of the Company and any entity whose directors or officers serve on the Compensation Committee, nor did any of our current or past officers or employees serve on the Compensation Committee during 2012.

THE BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS OF THE COMPANY VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES.

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ITEM 2 - RATIFICATION OF REAPPOINTMENT OF INDEPEDENT REGISTERED PUBLIC ACCOUNTING FIRM

General Information

The Audit Committee has reappointed Ernst & Young LLP as the Company’s independent registered public accounting firm to audit the financial statements of the Company for fiscal 2013 and audit internal controls at December 28, 2013.  Ernst & Young LLP has served as the Company’s independent registered public accounting firm since 2001 and served as such for fiscal 2012.  At the Meeting, the stockholders are being asked to ratify the reappointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2013.

Stockholder ratification of the Audit Committee’s appointment of Ernst & Young LLP as our independent registered public accounting firm is not required by the Bylaws or otherwise; however, the Board of Directors is submitting the reappointment of Ernst & Young LLP to the stockholders for ratification.  If the stockholders fail to ratify the Audit Committee’s reappointment, the Audit Committee will reconsider whether to retain Ernst & Young LLP as the Company’s independent registered public accounting firm.  In addition, even if the stockholders ratify the appointment of Ernst & Young LLP, the Audit Committee may in its discretion appoint a different independent registered public accounting firm at any time during the year if the Audit Committee determines that a change is in the best interests of the Company.

Representatives of Ernst & Young LLP will attend the Meeting, will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions from stockholders.

Fees Paid to Independent Registered Public Accounting Firm

Fees billed by the Company’s independent registered public accounting firm, for the last two fiscal years, were as follows:

	2012	2011
Audit fees	$704,216	$660,792
Tax fees (1)	79,241	25,000
All other fees (2)	1,995	1,995
____________________

(1)	Amounts reflect fees incurred for tax research.

(2)	Amounts reflect license fees for online research tools.

All services were pre-approved by the Audit Committee, which concluded that the provision of such services by Ernst & Young LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

Pre-Approval Policies and Procedures

The Audit Committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm.  These policies provide that we will not engage our independent registered public accounting firm to render any services unless the service is specifically approved in advance by the Audit Committee.

From time to time, the Audit Committee may pre-approve specific types of services that are expected to be provided by our independent registered public accounting firm during the next 12 months.  Any such pre-approval is detailed as to the particular services to be provided and is also generally subject to a maximum dollar amount.

The Committee’s practice is to consider for approval, at its regularly scheduled quarterly meetings, all audit and non-audit services proposed to be provided by our independent registered public accounting firm.  In certain limited situations, the chairperson of the Committee has been delegated authority to consider and, if appropriate, approve audit and non-audit services or, if in the chairperson’s judgment it is considered appropriate, to call a special meeting of the Committee for that purpose.

THE BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS OF THE COMPANY VOTE “FOR” THE PROPOSAL TO RATIFY THE REAPPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 28, 2013.

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ITEM 3 - NON-BINDING, ADVISORY VOTE ON APPROVAL OF EXCUTIVE COMPENSATION

Background of the Proposal

The Dodd-Frank Act requires all public companies, beginning with their stockholder meetings on or after January 21, 2011, to hold a separate non-binding, advisory stockholder vote to approve the compensation of executive officers as described in the “Compensation Discussion and Analysis”, the executive compensation tables and any related information in each such company’s Proxy Statement (commonly known as a “Say on Pay” proposal).

Executive Compensation

As discussed in the “Compensation Discussion and Analysis” section of this Proxy Statement beginning on page 15, the Board believes that our current executive compensation programs directly link executive compensation to our financial performance and align the interests of our executive officers with those of our stockholders. Our Board also believes that our executive compensation programs provide our executive officers with a balanced compensation package that includes a reasonable base salary along with annual and long-term incentive compensation programs that are based on the Company’s financial performance. These incentive programs are designed to reward our executive officers on both an annual and long-term basis if they attain specified target goals, without unreasonable risk taking.

The “Compensation Discussion and Analysis” discussion includes additional details about our executive compensation programs.  In light of this discussion, the Company believes that its compensation of the Named Executive Officers for fiscal 2012 was appropriate and reasonable, and that its compensation programs and practices are sound and in the best interests of the Company and its stockholders.  The Say on Pay proposal is set forth in the following resolution:

RESOLVED, that the stockholders of Tractor Supply Company approve, on an advisory basis, the compensation of its named executive officers, as disclosed in the Company’s Proxy Statement for the 2013 Annual Meeting of Stockholders, pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables, and any related information found in the Proxy Statement of Tractor Supply Company.

Because your vote on this proposal is advisory, it will not be binding on the Board or the Company. However, the Compensation Committee and the Board of Directors will take into account the outcome of the vote when considering future executive compensation arrangements.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF EXECUTIVE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT, PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SECURITIES AND EXCHANGE COMMISSION.

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REPORT OF THE AUDIT COMMITTEE

The Company’s Audit Committee consists of five directors.  The Board has adopted a charter that governs the Audit Committee.  The Audit Committee charter can be found on the Company’s website at TractorSupply.com.  The members of the Audit Committee are George MacKenzie (Chairperson), Peter D. Bewley, Jack C. Bingleman, Richard W. Frost and Cynthia T. Jamison, and each is “independent” as defined by the listing standards of the NASDAQ Global Select Market and applicable SEC regulations.

Company management is primarily responsible for the Company’s financial statements and financial reporting process, including assessing the effectiveness of the Company’s internal control over financial reporting.   Ernst & Young LLP, the Company’s independent registered public accounting firm for fiscal 2012, is responsible for planning and carrying out annual audits and quarterly reviews of the Company’s financial statements in accordance with standards established by the Public Company Accounting Oversight Board (United States), expressing an opinion on the conformity of the Company’s audited financial statements with United States generally accepted accounting principles, and auditing and reporting on the effectiveness of the Company’s internal control over financial reporting.  The Audit Committee monitors and oversees these processes and is responsible for the appointment, compensation and oversight of the Company’s independent registered public accounting firm.  The Company also has an Internal Audit Department that is actively involved in examining and evaluating the Company’s budgeting, financial, operational, and information systems activities and reports functionally to the Chair of the Audit Committee and administratively to the Chief Financial Officer.

To fulfill our responsibilities, we did the following:

•
We reviewed and discussed with Company management and the independent registered public accounting firm the Company’s consolidated financial statements for the fiscal year ended December 29, 2012 and all interim quarters in fiscal 2012.

•	We discussed with our general counsel legal matters having an impact on financial statements.

•	We reviewed management’s representations to us that those consolidated financial statements were prepared in accordance with United States generally accepted accounting principles.

•
We met periodically with the Company’s Vice President of Internal Audit, with and without management present, to discuss the results of Internal Audit’s examinations, the evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

•
We discussed with the independent registered public accounting firm the matters that Statement on Auditing Standards No. 61 “Communications with Audit Committees”, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in rule 3200T, rules of the SEC, and other standards require them to discuss with us, including matters related to the conduct of the audit of the Company’s consolidated financial statements.

•
We received written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board (United States) regarding the independent registered public accounting firm's communications with the Audit Committee concerning independence, and we have discussed with our independent registered public accounting firm its independence from the Company and its management.

•	We considered whether Ernst & Young LLP’s provision of non-audit services to the Company is compatible with maintaining its independence from the Company and its management.

•	We reviewed and discussed with Company management the annual operating plan and capital budget and the five-year strategic plan.

•	We monitored and discussed with Company management the Company’s cash position, capital structure and strategies, and credit facilities.

The Audit Committee meets with the Company’s independent registered public accounting firm, with and without management present, to discuss the results of the audit of the financial statements, the audit of the effectiveness of the Company’s internal control over financial reporting, management’s progress in assessing the effectiveness of the Company’s internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002, and the overall quality of the Company’s financial reporting.

Based on the discussions we had with management and the independent registered public accounting firm, the independent registered public accounting firm’s disclosures and letter to us, the representations of management to us, the report of the independent registered public accounting firm, and our review of the Company’s audited consolidated financial statements for fiscal 2012, we recommended to the Board of Directors that such audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 29, 2012 for filing with the SEC.

The Audit Committee submits this report:

George MacKenzie, Chairperson	Jack C. Bingleman	Cynthia T. Jamison
Peter D. Bewley	Richard W. Frost

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EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT

The “Compensation Discussion and Analysis” (the “CD&A”) is based on the disclosure rules adopted by the SEC and is intended to provide stockholders information about the Company’s compensation practices in a way that will make it easier to compare compensation earned by our executives with compensation earned by executives at other public companies and to understand our rationale and decision-making process.  It should be read in conjunction with the Summary Compensation Table, related tables and narrative disclosures.  The CD&A contained in this Proxy Statement has been discussed with management.  In reliance on the reviews and discussions referred to above, the Compensation Committee recommended to the Board that the CD&A be included in the Proxy Statement for the Meeting for filing with the SEC.

By the Compensation Committee of the Board of Directors:

Edna K. Morris, Chairperson	Richard W. Frost
Johnston C. Adams	Cynthia T. Jamison

COMPENSATION DISCUSSION AND ANALYSIS

This CD&A describes our executive compensation programs for our fiscal year 2012 Named Executive Officers, who were:

•	Gregory A. Sandfort, our President and Chief Executive Officer (effective December 20, 2012, formerly President and Chief Operating Officer);

•	James F. Wright, our Executive Chairman (effective December 20, 2012, formerly Chairman and Chief Executive Officer)

•	Anthony F. Crudele, our Executive Vice President - Chief Financial Officer and Treasurer;

•	Steve Barbarick, our Executive Vice President - Merchandising and Marketing;

•	Benjamin F. Parrish, Jr., our Senior Vice President - General Counsel and Corporate Secretary; and

•	Kimberly D. Vella, our Senior Vice President - Chief People Officer.

Executive Summary

Our compensation programs are intended to align our executives’ interests with those of our stockholders.  In line with our pay for performance philosophy, a significant portion of each executive’s pay is at risk and only earned upon the achievement of performance goals designed to promote growth in earnings. Our compensation programs include both short-term and long-term incentives tied to performance factors that influence stockholder value, such as net income and stock price performance.  For 2012, 82% of the target pay mix for the Chief Executive Officer and 68% of the target pay mix for the other Named Executive Officers was incentive compensation.

We delivered strong financial results in fiscal 2012, as evidenced by the following highlights:

•	Net income increased 24.1% to $276.5 million

•	Earnings per share increased 26.2% to $3.80

•	Sales increased 10.2% to $4.66 billion

•	Return on invested capital increased from 26.7% to 28.2%

•	Stock price increased 24.7% from $70.15 to $87.47

•	Total stockholder return of 27.0%(1) and 50.6%(1) on a 1-year and 3-year basis exceeded our industry group median performance of 19.5%(2) and 16.0%(2), respectively
____________________

(1)	Tractor Supply Company figures provided by Standard & Poor’s Research Insight as of 12/30/2012.

(2)
These median values apply to Russell 3000 companies in the Retail Global Industry Classification Standard (“GICS”) Industry Group (GICS 2550).  Total stockholder return for all companies are as of 12/30/2012.

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Please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for a more detailed description of our fiscal year 2012 financial results.

These financial and stockholder results in 2012 are reflected in the compensation earned by our executive officers, as evidenced by the following highlights:

•
Annual cash incentives are tied to the achievement of budgeted net income.  The 24.1% increase in fiscal 2012 net income resulted in annual incentive awards being paid at the maximum level in 2012.   Budgeted net income for 2012 was $249.9 million.  Actual performance for 2012 was net income of $276.5 million, or 110.6% of plan, but awards were capped at 110% of plan ensuring incremental profits accrued to the benefit of the Company and its stockholders.

•
Long-term equity incentives (stock options and restricted stock units) make up a significant portion of each executive’s compensation and are tied directly to stock price.  These incentives increased in value commensurate with the increase in value for stockholders.

These performance and pay results are indicative of the linkage between the Company’s business strategy and pay philosophy – to be a best-in-class performer driven by best-in-class talent that has a vested interest in our collective success.  It is also indicative of our overall sound governance principles with respect to executive compensation, as evidenced by the following highlights:

•
Oversight by a fully independent and active Compensation Committee operating under a clearly defined charter with the assistance of an independent compensation consultant reporting directly to the Committee.

•	Emphasis on performance-based pay opportunities under thoughtfully-designed incentive programs that appropriately balance risk and reward.

•
Adoption of “best practices” where appropriate and effective for the Company (e.g. clawback policy for executive incentive compensation, robust stock ownership requirements for executives and outside directors, insider stock sale restrictions requiring pre-notification to the Company and prohibitions against short sales and put or call options in Company stock).

•	Avoidance or elimination of “problematic practices” that are not aligned with the Company’s pay strategy or governance principles (e.g. we do not have excessive perquisites or tax gross-ups).

At our 2012 Annual Meeting of Stockholders, we held our stockholder advisory vote on the compensation of our Named Executive Officers and our stockholders approved our fiscal year 2011 executive compensation program. The Compensation Committee has considered the results of the vote when developing our 2012 executive compensation program and concluded that the stockholders support the Company’s compensation policies and programs, which the Compensation Committee believes continue to provide a competitive pay-for-performance package that effectively incentivizes our Named Executive Officers and encourages long-term retention. The Company’s strong financial performance in fiscal year 2012 reinforces the Compensation Committee’s view that our executive compensation program is achieving its objectives. The Compensation Committee will continue to consider stockholder views about our core compensation principles and objectives when determining executive compensation.

Total Compensation Program Philosophy, Objectives and Targets

Philosophy

The Compensation Committee and management seek to build stockholder value by establishing compensation systems that attract, retain and motivate the performance and continuity of the right leadership team. We want to reward outstanding performance by our executive officers when that performance results in value creation for our stockholders.  On behalf of the Board of Directors, the Compensation Committee reviews the philosophy and objectives on a regular basis to ensure they are aligned with the Company’s strategic, organizational and cultural goals, as well as to maintain a competitive position within the marketplace.

Objectives

The Compensation Committee and management believe that the Company’s compensation practices support the following objectives:

•
Pay for Performance.  A key objective of our compensation practices is the alignment of pay with the Company’s long-term and short-term performance and increases in stockholder value.  We expect outstanding performance from our management team and believe it is appropriate to pay for outstanding results.  As a result, a significant portion of each executive’s pay is at risk and only earned upon the achievement of performance goals established at the beginning of the fiscal year.  Annual

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cash incentives for executives are based on the achievement of budgeted net income for the fiscal year.  The short-term cash incentive plan is designed so that executives do not earn a bonus unless a minimum of 90% of the budgeted net income is achieved and then receive only a percentage of the targeted amount up to 100% with a cap of 110% of the budgeted amount. We believe the relatively high minimum threshold reinforces the linkage between pay and performance.  We believe the bonus cap at 110% of budgeted net income serves to discourage executives from taking excessive risk and benefits our stockholders by limiting compensation expense, resulting in higher net income in years such as 2012, when actual net income exceeded 110% of plan.

•
Stockholder Alignment.  We provide stock-based and cash incentives to further align the interests of the Company’s executive officers with our stockholders.  A significant portion of our incentive compensation is tied to performance factors that influence stockholder value such as net income and stock price performance.

•
Strategic Business Plan Alignment.  The Company puts in place each year a strategic business plan with both long-term and short-term goals, designed to encourage our executives to execute our growth strategy without taking unreasonable risks.  The Company’s compensation programs support and enable the achievement of the goals in the plan by holding our leaders accountable for building and maintaining a strong, performance-based culture that motivates and rewards key talent to build successful careers with the Company.

•
Cultural Alignment.  We believe our Company’s culture is unique.  We implement compensation practices that we believe support the Company’s culture and values.  Our goal is to develop and benefit from long-term loyal relationships with our team members, customers, vendors and stockholders.

•
Attract and Retain High Performing Leadership Talent.  Competition for exceptional management talent in our industry is intense.  As a result, we structure our compensation plans in a way that we believe will allow us to attract and retain our key executives.  For example, we use performance and time-vested incentives to encourage executives to remain with the Company and perform at high levels.

Targets

To accomplish our objectives, we use a mix of base salary, annual incentives and long-term incentives that reward outstanding Company and individual performance and the creation of stockholder value. Each of these pay elements is discussed further below.  When setting target compensation opportunities, the Compensation Committee reviews and considers external market benchmark data for similar positions in similar organizations.  This data serves as a useful reference point and is used in conjunction with discussions regarding potential differences in the position at Tractor Supply, the performance and potential of the incumbent, and any internal equity considerations.  The Company generally seeks to position base salaries and target annual cash incentive opportunities near the 50th percentile of the benchmark data.  For long-term incentive compensation, the Compensation Committee decided to keep the value of long-term incentive compensation in 2012 consistent with the prior year. The Compensation Committee generally considers a range of plus or minus 10% of the targeted compensation level to be competitive and compensation more than 20% above or below the targeted compensation level to be an outlier requiring further review and consideration.

The following charts highlight the target pay mix for our Chief Executive Officer and the other Named Executive Officers as a group during 2012:

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We believe the relatively large proportion of long-term incentive compensation opportunities in our target pay mix serves to align our compensation program with our focus on long-term stockholder value creation.

Compensation Committee Decision-Making Process

Roles

The Compensation Committee works closely with key members of management and its compensation consultant to set the compensation for the Company’s executives. The roles played by each of these groups are as follows:

Role of the Compensation Committee – The Compensation Committee, in order to assist the Board of Directors in the discharge of its fiduciary responsibilities relating to the fair and competitive compensation of the executives of the Company:

•	Reviews and approves the Company’s compensation philosophy;

•	Reviews and approves the executive compensation programs, plans and awards;

•	Reviews and approves the compensation of the Chief Executive Officer and all other executive management members; and

•	Administers the Company’s short- and long-term incentive plans and other stock or stock-based plans.

Role of Chief Executive Officer – The Chief Executive Officer regularly attends Compensation Committee meetings except as otherwise directed by the Committee.  The Chief Executive Officer provides the Committee with his assessment of the performance of the executive management members.  The Committee, with the Chief Executive Officer present, discusses this input, along with the market data provided by the Committee’s external consultant.  The Committee then approves or modifies the recommendations of the Chief Executive Officer with respect to compensation for the other executive management members.  The Chief Executive Officer does not participate in the decision-making regarding his own compensation and is not present when his compensation is discussed.

Role of Management – The Company’s Chief People Officer assists the Chief Executive Officer and acts as a liason to the Compensation Committee and its independent consultant.  The Company’s Chief Financial Officer and General Counsel are also involved, as requested. No other members of management are regularly involved in the executive compensation process or in executive compensation decisions.

Role of Consultants – Pearl Meyer was engaged by the Compensation Committee to provide consulting services relating to fiscal 2012 executive compensation. Pearl Meyer reports directly to the Compensation Committee and provides no other services to the Company.

Role of Market Studies – Each year, the Compensation Committee requests that its consultant provide an updated competitive market study.  The market study is designed to (i) position Tractor Supply close to the median on key criteria such as revenue, market value, and number of employees, (ii) reduce the overall size dispersion (high to low) within the group, and (iii) focus on companies operating in more similar retail categories and/or markets.  Pay data from this peer group was used to make informed executive compensation decisions in 2012.  The current peer group contains 15 companies and is set forth below:

Advance Auto Parts, Inc.	Dick’s Sporting Goods, Inc.	O’Reilly Automotive, Inc.
AutoZone, Inc.	Dollar Tree, Inc.	PetSmart, Inc.
Big Lots, Inc.	Family Dollar Stores, Inc.	Pier 1 Imports, Inc.
Cabela’s Incorporated	Fred’s, Inc.	Rent-A-Center, Inc.
Collective Brands, Inc.	Genesco Inc.	Williams-Sonoma, Inc.

Base Salary

Purpose
Our base salaries are structured to provide a base-line level of fixed compensation to serve as the platform for our pay-for-performance program.  This level of fixed pay is in-line with our compensation strategy and is necessary to recruit and retain top talent.

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2012
Base salaries for 2012 for our Named Executive Officers were set by our Compensation Committee by reviewing and considering (i) the experience, skills, and performance levels of individual executives, (ii) whether there were any material changes to the individual’s role and responsibilities during the year, (iii) each executive’s relative pay level against the peer group companies, (iv) internal equity among the team and with the entire company (in terms of salary increase budgets for the Company), and (v) the former Chief Executive Officer’s recommendations (for positions other than his own). The following table sets forth the base salary increases approved by the Committee for each Named Executive Officer in 2012:

Executive	2012	2011	Base Salary Increase $	Base Salary Increase %
Gregory A. Sandfort (1) President and Chief Executive Officer	$605,000	$544,968	$60,032	11.0%
James F. Wright (2) Executive Chairman and Former Chief Executive Officer	1,000,000	999,427	573	0.1%
Anthony F. Crudele Exec. Vice President – Chief Financial Officer and Treasurer	435,000	422,026	12,974	3.1%
Steve K. Barbarick (3) Exec. Vice President – Merchandising and Marketing	390,000	N/A	N/A	N/A
Benjamin F. Parrish, Jr. Senior Vice President – General Counsel and Corporate Secretary	357,000	339,900	17,100	5.0%
Kimberly D. Vella Senior Vice President – Chief People Officer	341,500	331,427	10,073	3.0%
___________________

(1)
Mr. Sandfort was promoted to President and Chief Operating Officer in February 2012; as a result, his 2012 base salary increased to $605,000. In connection with Mr. Sandfort's promotion to President and Chief Executive Officer, and in recognition of his increased responsibilities, his 2013 annual base salary was increased to $850,000 effective January 1, 2013.

(2)	In connection with Mr. Wright assuming the position of Executive Chairman, effective December 20, 2012, his annual base salary was decreased to $400,000.

(3)	Mr. Barbarick became an executive officer in September 2012.

Executive Compensation Tax Deductibility

Under Section 162(m) of the Internal Revenue Code, compensation paid by a publicly-held corporation to the chief executive officer and certain named executive officers in excess of $1.0 million per year per officer is deductible only if paid pursuant to qualifying performance-based compensation plans approved by stockholders.  Awards under the Company's 2009 Stock Incentive Plan, including stock options and awards under the Company’s Cash Incentive Plan ("CIP") and Long-term Cash Plan ("LTCP") are intended to qualify as performance-based.  While the Company considers the tax implications of compensation decisions, the Company believes its primary focus should be to attract, retain and motivate executives and to align the executives' interests with those of the Company's stockholders.  As a result, because the amount and mix of individual compensation are based on competitive considerations as well as Company and individual performance, executive officer compensation that is not performance-based may exceed $1.0 million in a given year.

Annual Cash Incentive Compensation

Purpose
Our annual CIP is designed to motivate and reward our executives for successfully executing our short-term business plans and thereby achieving superior financial results.

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2012
The Compensation Committee approved the Company’s 2012 CIP, under which all executive officers were eligible to receive a cash bonus tied to the achievement of budgeted net income for 2012.  The following table sets forth the target award opportunities (as a percentage of salary) approved by the Committee for each Named Executive Officer in 2012:

Executive	2012	2011
Gregory A. Sandfort (1)	85.0%	75.0%
James F. Wright (2)	100.0%	100.0%
Anthony F. Crudele	65.0%	65.0%
Steve K. Barbarick (3)	65.0%	N/A
Benjamin F. Parrish, Jr.	55.0%	55.0%
Kimberly D. Vella	55.0%	55.0%

(1)
Mr. Sandfort was promoted to President and Chief Operating Officer in February 2012; as a result, his 2012 CIP target was increased from 75% to 85%. Mr. Sandfort was promoted to President and Chief Executive Officer effective December 20, 2012. In connection with this promotion, Mr. Sandfort’s 2013 target bonus opportunity was increased to 100% effective January 1, 2013.

(2)	In connection with Mr. Wright assuming the position of Executive Chairman, he will not be eligible to participate in our 2013 CIP.

(3)	Mr. Barbarick became an executive officer in September 2012.

The range of possible 2012 bonus payments for each Named Executive Officer is shown in the Grants of Plan-Based Awards Table in the columns entitled “Threshold,” “Target” and “Maximum” under the heading entitled “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards”.

The amount of the cash bonus was calculated as a specified percentage of the officer’s annual base salary dependent upon the Company’s actual net income for the year in comparison to a Board-approved net income budget or plan.  The possible incentive amounts payable as a percentage of base salary were as indicated in the table below for the Chief Executive Officer, President, Executive Vice Presidents and Senior Vice Presidents. For attainment of a budgeted net income amount within the range of each percentage referenced below, the Company interpolates the actual bonus amount payable.

Attainment of Budgeted Net Income	Percentage of Base Salary Payable to CEO	Percentage of Base Salary Payable to President	Percentage of Base Salary Payable to EVPs	Percentage of Base Salary Payable to SVPs
Less than 90%	0	0	0	0
At 95%	62.5	53.1	40.6	34.4
At 100%	100.0	85.0	65.0	55.0
At 105%	150.0	127.5	97.5	82.5
110% or more	200.0	170.0	130.0	110.0

Annual cash incentives are tied to the achievement of budgeted net income.  In determining budgeted net income for 2012, we considered a number of factors, including general economic conditions, performance trends in our business, growth rates of comparable retailers and investor expectations.

The Company’s net income budget or plan for 2012 was net income of $249.9 million.  Actual performance for 2012 was net income of $276.5 million, or 110.6% of plan.  Because actual performance exceeded the maximum performance goal under the CIP (110% of target), cash incentive awards for 2012 performance were at the maximum payout level.

The Compensation Committee has the discretion to withhold all or a portion of the bonuses based upon subjective factors such as individual executive performance, unusual and non-recurring factors, and strategic long-term decisions affecting the Company’s performance during the year.  However, the Committee did not make any adjustments to the bonuses for 2012.

Long-Term Incentive Compensation

Purpose
Our long-term incentive program is designed to motivate and reward our executives for successfully executing our long-term business plans thereby achieving superior results for our stockholders.  These awards also serve to balance our short-term incentives by

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encouraging executives to work toward the creation of stockholder value over the longer term.  The program is designed to directly align executive and stockholder interests, promote executive stock ownership, and attract and retain top performers.

2012
The value of the long-term incentive compensation opportunity (“Target LTI Opportunity”) provided to each executive (including the Named Executive Officers) was consistent with the prior year. The Targeted LTI Opportunity for 2012 was composed of the following two components:  (a) stock options constituting approximately 70% of the Targeted LTI Opportunity (which options vest pro rata annually over the subsequent three years) and (b) restricted stock unit awards constituting approximately 30% of the Targeted LTI Opportunity (which vest 100% on the third anniversary of the grant date). The LTCP was removed in 2012 as part of the Targeted LTI Opportunity.  Each component of the Targeted LTI Opportunity for 2012 is discussed in more detail below.

The following table summarizes the value of the Targeted LTI Opportunity (stock options, restricted stock units and cash (for 2011 only)) for each Named Executive Officer in 2012 as compared to 2011:

Executive	2012	2011 (1)	Inc/(Decr) $	Inc/(Decr) %
Gregory A. Sandfort	$1,262,041	$1,341,464	$(79,423)	(5.9)%
James F. Wright	3,432,700	3,648,733	(216,033)	(5.9)%
Anthony F. Crudele	908,618	965,857	(57,239)	(5.9)%
Steve K. Barbarick (2)	353,338	N/A	N/A	N/A
Benjamin F. Parrish, Jr. (3)	504,844	375,606	129,238	34.4%
Kimberly D. Vella	504,844	536,603	(31,759)	(5.9)%

(1)
These balances include the following amounts for the LTCP target values granted to each Named Executive Officer in the 2011 performance period: Mr. Sandfort - $250,000; Mr. Wright - $680,000; Mr. Crudele - $180,000; Mr. Barbarick - N/A; Mr. Parrish - $70,000; and Ms. Vella - $100,000.

(2)	Mr. Barbarick became an executive officer in September 2012.

(3)	Mr. Parrish became an executive officer in October 2011, and his targeted LTI Opportunity was increased in 2012 in connection with his new office.

Timing of Long-Term Incentive Grants
As in prior years, the Compensation Committee made equity awards in February after we announced our financial results for the prior fiscal year and the Committee had the opportunity to consider our expectations and projections for the current fiscal year.  The Compensation Committee’s meeting schedule was determined in the prior fiscal year and the proximity of any awards to other significant corporate events is coincidental.  If executive officers are hired during the year, they generally receive a grant at the first Compensation Committee meeting following their hire date for an aggregate number of stock options and restricted stock units based on position.

Stock Options
Philosophy
Our Targeted LTI opportunity in 2012 included stock options, which were awarded under a stockholder-approved plan.  Because options only have value to the executive if the price of the Company’s Common Stock increases after the grant date, we believe that these awards closely align executives’ interests with those of other stockholders by encouraging growth in net income and other key performance metrics that impact stockholder value.

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2012
The following table sets forth the stock option grant values for each Named Executive Officer in 2012 as compared to 2011:

Executive	2012	2011	Inc/(Decr) $	Inc/(Decr) % (1)
Gregory A. Sandfort	$886,668	$715,130	$171,538	24.0%
James F. Wright	2,411,740	1,945,159	466,581	24.0%
Anthony F. Crudele	638,404	514,899	123,505	24.0%
Steve K. Barbarick (2)	248,264	N/A	N/A	N/A
Benjamin F. Parrish, Jr. (3)	354,678	200,230	154,448	77.1%
Kimberly D. Vella	354,678	286,059	68,619	24.0%

(1)	In 2012, the Compensation Committee determined that the LTCP should be discontinued. Most of the value historically assigned to the LTCP was allocated to stock option awards.

(2)	Mr. Barbarick became an executive officer in September 2012.

(3)	Mr. Parrish became an executive officer in October 2011.

All of the stock options granted in 2012 have minimum vesting periods.  The options granted vest ratably each year over a three-year period that begins on the date of grant.

How 2012 Option Grant Levels Were Determined
The Black-Scholes method was used to determine the value of the stock option portion of the Targeted LTI Opportunity.  In February 2012, the Compensation Committee granted to each Named Executive Officer the number of options set forth in the 2012 Grants of Plan-Based Awards table under the heading “All Other Option Awards:  Number of Securities Underlying Options.”

Restricted Stock Units
Philosophy
Our Targeted LTI Opportunity in 2012 included restricted stock units, which were awarded under a stockholder-approved plan.  We believe restricted stock units align stockholder and executive interest and serve as a retention tool.  Like stock options, grants of restricted stock units are designed to reward our executive officers for creating long-term stockholder value.  Unlike stock options, however, restricted stock units represent the full value of a share of the Company’s Common Stock and have value whether or not the price of the Company’s stock goes up.

2012
The following table sets forth the restricted stock unit grant values for each Named Executive Officer in 2012 as compared to 2011:

Executive	2012	2011	Inc/(Decr) $	Inc/(Decr) %
Gregory A. Sandfort	$375,373	$376,334	$(961)	(0.3)%
James F. Wright	1,020,960	1,023,574	(2,614)	(0.3)%
Anthony F. Crudele	270,214	270,958	(744)	(0.3)%
Steve K. Barbarick (1)	105,074	N/A	N/A	N/A
Benjamin F. Parrish, Jr. (2)	150,166	105,376	44,790	42.5%
Kimberly D. Vella	150,166	150,544	(378)	(0.3)%

(1)	Mr. Barbarick became an executive officer in September 2012.

(2)	Mr. Parrish became an executive officer in October 2011.

All restricted stock units granted in 2012 have minimum vesting periods.  The restricted stock units vest 100% on the third anniversary of the date of grant, subject to continued employment.

How 2012 Restricted Stock Unit Grant Levels Were Determined
The current market value of our Common Stock was used to determine the restricted stock unit portion of the Targeted LTI Opportunity.  In February 2012, the Compensation Committee granted to each Named Executive Officer the number of restricted stock units set forth in the 2012 Grants of Plan-Based Awards listed under the heading “All Other Stock Awards: Number of Shares of Stock or Units”.

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Total 2012 equity grants (stock options and restricted stock units) to all eligible employees totaled 0.9% of common shares outstanding, which is in-line with historical peer group grant rates. Sufficient shares are available for grant under the equity plan for several more years at current grant levels.

Long-Term Cash Plan
Philosophy
Our LTI Target Opportunity in 2012 did not include a cash component.  Prior to 2012, our executive officers received awards under our LTCP. The LTCP was designed to reward executives for increases in the Company’s earnings per share (“EPS”) performance over a three-year period based on a pre-determined growth rate established at the time of grant.  Awards under the plan are earned (or not earned) on an annual basis.

Each year is defined as a “Plan Year” and all three years combined constitute a “Performance Period”, e.g. the 2011 Performance Period is the three-year period commencing on the first fiscal day of 2011 and expiring on the last fiscal day of 2013. Annualized EPS growth will determine the amount earned for each Plan Year of the Performance Period. That amount, if any, will be credited in the first quarter of the year following the subject Plan Year. Once a participant is credited with an amount for a Plan Year, that credit cannot be diminished except as follows:  If a participant leaves the Company prior to the vesting date, no payout will occur.

2012
In 2012, the Compensation Committee determined that the LTCP should be discontinued. Most of the value historically assigned to the LTCP was allocated to stock option awards. The Compensation Committee determined that replacing the LTCP with stock options better aligns executive compensation with long-term stockholder value creation.

Earning of LTCP Awards
As discussed in prior years’ proxy statements, the Compensation Committee made grants to the Named Executive Officers in 2011 and 2010 under the LTCP.  Because the EPS growth rate was 26.2% in fiscal 2012, amounts for the 2012 Plan Year were earned at maximum levels under each of the 2011 and 2010 Performance Periods.

Deferred Compensation

The Company’s officers may elect to participate in the Executive Deferred Compensation Plan (“EDCP”). The EDCP enhances the Company’s ability to attract and retain the services of qualified persons by providing highly compensated employees a vehicle to contribute additional amounts to tax-deferred savings above the amounts they can contribute to the Company’s 401(k) Plan, which are limited by the IRS. Amounts contributed earn interest at the prime rate in effect at the beginning of each calendar year.  Please see the discussion under the heading “2012 Non-Qualified Deferred Compensation”.

Employment Agreements and Severance Benefits

The Company does not maintain a severance plan for its executives or employees, and no executive is party to an employment agreement with the Company except the Company’s President and Chief Executive Officer, Gregory A. Sandfort, and its Executive Chairman, James F. Wright.  The respective employment agreements set forth the obligations of the Company to Messrs. Sandfort and Wright and certain rights, responsibilities and duties of Messrs. Sandfort and Wright.   In the event that the employment of Messrs. Sandfort or Wright is terminated by the Company without “cause” (as defined in the respective agreements) or by Messrs. Sandfort or Wright for “good reason” (as defined in the respective agreements) or by Messrs. Sandfort or Wright upon “retirement” (as defined in the respective agreements), Messrs. Sandfort or Wright are entitled to receive severance and other benefits as described under the heading “Potential Payments Upon Termination or Change in Control.”

The respective employment agreements with Messrs. Sandfort and Wright contain covenants regarding the confidentiality of the Company’s trade secrets and non-solicitation of Company employees and non-competition with the Company for a period of two years following any termination of employment. The severance pay that would be provided to Messrs. Sandfort or Wright by the agreements has been deemed by the Compensation Committee to be commensurate with the value to the Company of the restrictive covenants under which Messrs. Sandfort or Wright would operate after a separation of employment.

These employment agreements are described in more detail under the heading “Potential Payments Upon Termination or Change in Control.”

Change in Control Benefits

It is our belief that reasonable change-in-control protections are necessary in order to recruit and retain effective executive management.  Furthermore, providing change in control benefits should increase the cooperation of executive management with respect to potential

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change in control transactions that may be in the best interests of all stockholders.  We also believe that each Named Executive Officer’s commitment to continued employment for six months should allow the Company sufficient time to find other qualified persons to serve in these positions, if desired, and provide an adequate transition period.

For those reasons, each of the Named Executive Officers is party to an agreement with the Company whereby, in the event the employment of such executive officer is terminated during the term of the agreement following a change of control of the Company other than (i) by the Company for Cause (as defined therein), (ii) by reason of death, disability or retirement or (iii) by the executive officer without Good Reason (as defined therein), certain severance benefits will be paid to such executive officer.  Each Named Executive Officer must commit to be employed with the Company for six months following such change in control.  Each Named Executive Officer has agreed not to compete with the Company for an 18-month period after termination of employment.

Our agreements with Mr. Wright and our executive officers do not allow for the gross-up of change in control payments.  The change in control benefits are described in more detail under the heading “Potential Payments Upon Termination or Change in Control.”

Other Benefits

Executive management participates in the Company’s other benefit plans on the same terms as other employees.  These plans include medical, dental and vision benefits, extended sick pay, long-term disability, the Company’s Employee Stock Purchase Plan, 401(k) Plan and a 15% discount on purchases at the Company’s stores.  Officers participate in the Executive Life Insurance Plan which provides for basic term life insurance coverage up to a maximum of $1,000,000, and the Company-sponsored Executive Supplemental Individual Disability Insurance program, which provides for additional disability insurance coverage above the limits of the group long-term disability plan not to exceed 60% of monthly income.

Stock Ownership Guidelines

Each member of the Management Committee (comprised of the Company’s global Vice Presidents, Senior Vice Presidents, Executive Vice Presidents, President and Chief Executive Officer) is expected to acquire and continue to hold shares of the Company’s Common Stock having an aggregate market value from time to time which equals or exceeds a multiple of base compensation as outlined below within a five-year period.

Title	Ownership Guideline
President and Chief Executive Officer	5x base compensation
Executive Vice President	3x base compensation
Senior Vice President	2x base compensation
Vice President	1x base compensation

Once the target ownership level is achieved by an executive, that executive will not be required to acquire any additional shares in the event the stock price is lower, provided the underlying number of shares remain held by the executive.

The Compensation Committee evaluates executive officer compliance with this policy annually.  The Compensation Committee and the Board of Directors, in their sole discretion, may waive or extend the time for compliance with this policy.  Factors which may be considered include, but are not limited to, limitations on ability to purchase resulting from blackout periods and the personal financial resources of the employee.

Compensation Risk Assessment

In October 2012, the Company completed an assessment of its compensation policies, programs, and practices and the Committee’s independent consultant completed an assessment of the executive compensation program to determine whether there were any risks related to the design or operation of these plans and programs that were reasonably likely to have a material adverse effect on the Company.  The Compensation Committee reviewed and discussed these assessments, and concluded that the Company’s compensation practices and programs do not encourage excessive risk taking and are not reasonably likely to have a material adverse effect on the Company.  In reaching this conclusion, the following mitigating factors were also identified and considered:

•	Oversight by an independent and active compensation committee operating under a clearly defined charter with a detailed annual calendar and meeting schedule

•	Robust analytics to support compensation decisions (including market pay data, relative performance comparisons, executive compensation tally sheets, etc.)

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•	Target pay mix consistent with industry peers and that appropriately balances fixed vs. variable, short-term vs. long-term, and cash vs. equity-based compensation

•	Appropriate caps on short-term and long-term cash incentives

•	Balanced equity grants that include stock options and restricted stock units

•	Multi-year vesting on stock-based compensation awards

•	Minimum stock ownership requirements for executives and outside directors

Executive Compensation Clawback Policy

The Compensation Committee has an executive compensation recovery policy that requires the Company to seek to recover incentive compensation as required by the provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act or any other applicable law or regulation or the listing standards of the NASDAQ Global Select Market.

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2012 SUMMARY COMPENSATION TABLE

The following table summarizes information concerning cash and non-cash compensation paid to or accrued for the benefit of the Company’s Chief Executive Officer, Chief Financial Officer and each of the three other most highly compensated executive officers of the Company who served as executive officers at the end of the fiscal year ended December 29, 2012, as well as James F. Wright, the Company's former Chief Executive Officer, for all services rendered in all capacities to the Company for the fiscal year ended December 29, 2012.  This table is presented as required by SEC rules. However, it reflects amounts that were not realized by the executives in 2012 and may be realized in completely different amounts in the future depending on a variety of factors such as performance of the business, fluctuations in share price, etc.  For example, it is required to reflect the aggregate grant date fair value of equity awards according to accounting for share-based payments, rather than amounts realized by executives as a result of the exercise of stock options or the vesting of restricted stock units.

Name and Principal Position	Fiscal Year	Salary ($) (1)	Stock Awards ($) (2)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	All Other Compensation ($) (4)	Total ($)
Gregory A. Sandfort (5) President and Chief Operating Officer	2012	$595,764	$375,373	$886,668	$1,361,834	$28,558	$3,248,197
	2011	$533,404	$376,334	$715,130	$1,270,786	$28,333	$2,923,987
	2010	$464,446	$451,598	$662,988	$1,077,500	$23,833	$2,680,365
James F. Wright (6) Chairman and Former Chief Executive Officer	2012	$999,912	$1,020,960	$2,411,740	$2,906,667	$36,788	$7,376,067
	2011	$995,677	$1,023,574	$1,945,159	$3,412,188	$35,991	$7,412,589
	2010	$972,254	$1,228,305	$1,803,322	$3,182,435	$35,896	$7,222,212
Anthony F. Crudele Exec. Vice President – Chief Financial Officer and Treasurer	2012	$433,004	$270,214	$638,404	$805,500	$20,652	$2,167,774
	2011	$420,135	$270,958	$514,899	$908,634	$18,147	$2,132,773
	2010	$408,498	$325,161	$477,345	$858,787	$18,113	$2,087,904
Steve K. Barbarick (7) Exec. Vice President – Merchandising and Marketing	2012	$336,154	$105,074	$248,264	$517,834	$16,890	$1,224,216

Benjamin F. Parrish, Jr.(8) Senior Vice President – General Counsel and Corporate Secretary	2012	$354,369	$150,166	$354,678	$439,367	$22,112	$1,320,692
	2011	$338,377	$105,376	$200,230	$420,557	$12,150	$1,076,690

Kimberly D. Vella Senior Vice President – Chief People Officer	2012	$339,950	$150,166	$354,678	$508,984	$23,786	$1,377,564
	2011	$329,942	$150,544	$286,059	$564,571	$23,074	$1,354,190
	2010	$308,252	$180,639	$265,204	$560,118	$20,513	$1,334,726
____________________

(1)
Amounts reflect base compensation earned by the Named Executive Officers during the period indicated and not such officer’s base salary for the indicated year.  Amounts differ due to the timing of annual salary adjustments.

(2)
The amounts in the columns captioned “Stock Awards” and “Option Awards” reflect the aggregate grant date fair value of awards according to accounting for share-based payments.  For a description of the assumptions used by the Company in valuing these awards for fiscal 2012, please see Note 2 to the Company’s Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 29, 2012 filed with the SEC on February 20, 2013.

(3)
Amounts reflect incentives earned under the Company’s CIP and LTCP incentives earned but not yet vested, in each case calculated based on the Company’s financial performance for the indicated period.  See “Compensation Discussion and Analysis.”  The 2012 amount is comprised of the following:

Name	CIP	LTCP	Total
Gregory A. Sandfort	$1,028,500	$333,334	$1,361,834
James F. Wright	$2,000,001	$906,666	$2,906,667
Anthony F. Crudele	$565,500	$240,000	$805,500
Steve K. Barbarick	$448,500	$69,334	$517,834
Benjamin F. Parrish, Jr.	$392,700	$46,667	$439,367
Kimberly D. Vella	$375,650	$133,334	$508,984

(4)	Amounts comprised as follows:

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Name	Company Contribution to 401(k) Plan	Company Contribution to Deferred Compensation Plan	Group Term Life Insurance and Disability Premiums	Total
Gregory A. Sandfort	$11,250	$4,500	$12,808	$28,558
James F. Wright	$11,250	$4,500	$21,038	$36,788
Anthony F. Crudele	$11,250	$4,500	$4,902	$20,652
Steve K. Barbarick	$11,250	$4,500	$1,140	$16,890
Benjamin F. Parrish, Jr.	$11,250	$4,500	$6,362	$22,112
Kimberly D. Vella	$11,250	$4,500	$8,036	$23,786

(5)	Mr. Sandfort assumed the role of President and Chief Executive Officer effective December 20, 2012, prior to which he served as President and Chief Operating Officer.

(6)	Mr. Wright assumed the role of Executive Chairman of the Board effective December 20, 2012, prior to which he served as Chairman of the Board and Chief Executive Officer.

(7)	Mr. Barbarick became an executive officer in September 2012.

(8)	Mr. Parrish became an executive officer in October 2011.

2012 GRANTS OF PLAN-BASED AWARDS

The following table reflects certain information with respect to awards to the Named Executive Officers to acquire shares of the Company’s Common Stock granted under the Company’s 2009 Stock Incentive Plan and to receive a cash incentive under the Company’s CIP in fiscal 2012.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units (#) (2)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh) (3)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)
Gregory A. Sandfort	02/08/2012	$128,563	$514,250	$1,028,500	4,412	33,954	$85.08	$1,262,041
James F. Wright	02/08/2012	$250,000	$1,000,000	$2,000,001	12,000	92,355	$85.08	$3,432,700
Anthony F. Crudele	02/08/2012	$70,688	$282,750	$565,500	3,176	24,447	$85.08	$908,618
Steve K. Barbarick (4)	02/08/2012	$56,063	$224,250	$448,500	1,235	9,507	$85.08	$353,338
Benjamin F. Parrish, Jr.	02/08/2012	$49,088	$196,350	$392,700	1,765	13,582	$85.08	$504,844
Kimberly D. Vella	02/08/2012	$46,956	$187,825	$375,650	1,765	13,582	$85.08	$504,844
____________________

(1)	Non-equity awards, as provided in the Company’s CIP, provide for various potential thresholds, targets and maximum payouts.

(2)	Reflect awards of restricted stock units.

(3)
Options are awarded by the Compensation Committee of the Board and are priced at the closing price on the day preceding the day of the corresponding Committee meeting at which such awards are authorized.   Options awarded to the Named Executive Officers vest ratably over a three-year period and have a ten-year life.

(4)	Mr. Barbarick became an executive officer in September 2012.

Index

OUTSTANDING EQUITY AWARDS AT FISCAL 2012 YEAR-END

The following table reflects all equity awards held by the Named Executive Officers at the end of fiscal 2012:

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#) (1)	Number of Securities Underlying Unexercised Options Unexercisable (#) (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($) (2)	Option Expiration Date (3)	Number of Shares or Units of Stock That Have Not Vested (#)(4)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Gregory A. Sandfort	19,640	—	—	$17.12	2/4/2019	—		$—	—	$—
	20,566	20,566	—	$26.21	2/3/2020	17,230		$1,507,108	—	$—
	12,948	25,896	—	$51.70	2/2/2021	7,282		$636,957	—	$—
	—	33,954	—	$85.08	2/8/2022	4,412		$385,918	—	$—
James F. Wright	160,000	—	—	$30.64	2/9/2016	—		$—	—	$—
	119,000	—	—	$23.08	2/7/2017	—		$—	—	$—
	155,459	—	—	$19.23	2/6/2018	40,736	(5)	$3,563,178	—	$—
	248,772	—	—	$17.12	2/4/2019	—		$—	—	$—
	111,878	55,940	—	$26.21	2/3/2020	46,864		$4,099,194	—	$—
	35,219	70,437	—	$51.70	2/2/2021	19,806		$1,732,431	—	$—
	—	92,355	—	$85.08	2/8/2022	12,000		$1,049,640	—	$—
Anthony F. Crudele	5,000	—	—	$23.08	2/7/2017	—		$—	—	$—
	11,817	—	—	$19.23	2/6/2018	—		$—	—	$—
	39,280	—	—	$17.12	2/4/2019	—		$—	—	$—
	29,614	14,808	—	$26.21	2/3/2020	12,406		$1,085,153	—	$—
	9,323	18,645	—	$51.70	2/2/2021	5,243		$458,605	—	$—
	—	24,447	—	$85.08	2/8/2022	3,176		$277,805	—	$—
Steve K. Barbarick	5,048	—	—	$30.64	2/9/2016	—		$—	—	$—
	2,667	—	—	$23.08	2/7/2017	—		$—	—	$—
	5,011	—	—	$19.23	2/6/2018	—		$—	—	$—
	3,268	—	—	$17.12	2/4/2019	—		$—	—	$—
	4,582	2,797	—	$26.21	2/3/2020	2,344		$205,030	—	$—
	3,626	7,250	—	$51.70	2/2/2021	2,039		$178,351	—	$—
	—	9,507	—	$85.08	2/8/2022	1,235		$108,025	—	$—
Benjamin F. Parrish, Jr.	5,759	2,879	—	$39.52	10/27/2020	2,412		$210,978	—	$—
	3,626	7,250	—	$51.70	2/2/2021	2,039		$178,351	—	$—
	—	13,582	—	$85.08	2/8/2022	1,765		$154,385	—	$—
Kimberly D. Vella	26,893	—	—	$17.12	2/4/2019	—		$—	—	$—
	16,453	8,227	—	$26.21	2/3/2020	6,892		$602,843	—	$—
	5,180	10,358	—	$51.70	2/2/2021	2,913		$254,800	—	$—
	—	13,582	—	$85.08	2/8/2022	1,765		$154,385	—	$—
___________________

(1)	Reflects awards of options. Option awards vest one third annually, over the first three years following grant.

(2)
Options are awarded by the Compensation Committee of the Board and are priced at the average of the high and low market values on the day preceding the corresponding Committee meeting at which such awards are authorized.

(3)	Options awarded by the Compensation Committee are granted with a ten-year life.

(4)	Reflects awards of restricted stock units. Restricted stock unit awards vest on the third anniversary of the date of grant.

(5)	Mr. Wright deferred 40,736 restricted stock unit awards that vested on February 6, 2011 until his retirement. The market value per share on the deferral date was $51.99.

Index

2012 OPTION EXERCISES AND STOCK VESTED

The following table reflects certain information with respect to options exercised by the Named Executive Officers during the 2012 fiscal year as well as applicable stock awards that vested during fiscal 2012:

	Option Awards		Stock Awards
Name	Number of Shares Acquired On Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Gregory A. Sandfort	—	$—	25,946	$2,102,923
James F. Wright	178,515	$13,561,778	109,550	$8,879,028
Anthony F. Crudele	43,000	$2,670,882	25,946	$2,102,923
Steve K. Barbarick	23,185	$1,676,793	3,000	$243,150
Benjamin F. Parrish, Jr.	—	$—	—	$—
Kimberly D. Vella	47,133	$3,192,241	14,414	$1,168,255
 ____________________

(1)	The value realized equals the difference between the option exercise price and the sales price, multiplied by the number of shares to which the exercise relates.

2012 NON-QUALIFIED DEFERRED COMPENSATION

The EDCP provides that designated participants may elect to defer up to 40% of their annual base salary and up to 92% of their annual incentive compensation under the CIP.  To be eligible for the salary deferral, each participant must contribute the maximum amount of salary to the Company’s 401(k) Plan subject to the Company’s match.  Under the EDCP, the participants’ salary deferral is matched by the Company, 100% on the first $3,000 of base salary contributed and 50% on the next $3,000 of base salary contributed limited to a maximum annual matching contribution of $4,500.  Each participant’s account earns simple annual interest at the prime rate in effect on January 1st of each year.  Each participant is fully vested in all amounts credited to their deferred compensation account.  Payments under the EDCP are made no earlier than six months following the earlier of the participant’s (i) death, (ii) retirement, (iii) total and permanent disability, (iv) termination of employment with the Company or (v) some other date designated by the participant at the time of the initial deferral.  Payments are made in cash in a single lump sum payment on a date elected by the participant.  For a further description of the Company’s EDCP, please see “Compensation Discussion and Analysis” in this Proxy Statement.

The following table sets forth certain information about each Named Executive Officer’s participation in the Company’s defined contribution and non-qualified deferred compensation plans in fiscal 2012:

Name	Executive Contributions in Last Fiscal Year ($) (1)	Company Contributions in Last Fiscal Year ($) (2)	Aggregate Earnings in Last Fiscal Year ($) (3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($) (4)
Gregory A. Sandfort	$11,915	$4,500	$12,701	$—	$407,182
James F. Wright	$19,998	$4,500	$4,842	$—	$163,417
Anthony F. Crudele	$47,630	$4,500	$9,017	$—	$309,026
Steve K. Barbarick	$10,086	$4,500	$1,179	$—	$43,820
Benjamin F. Parrish, Jr.	$10,631	$4,500	$1,320	$—	$48,228
Kimberly D. Vella	$33,995	$4,500	$2,622	$—	$100,614
____________________

(1)	The amounts reported in this column are included in the “2012 Summary Compensation Table” under the heading “Salary.”

(2)	The amounts reported in this column are included in the “2012 Summary Compensation Table” under the heading “All Other Compensation."

(3)	The Company does not provide above-market or preferential earnings on EDCP contributions, so these amounts were not reported in the Summary Compensation Table.

(4)	Of these balances, the following amounts were reported in Summary Compensation Tables in prior year proxy statements: Mr. Sandfort - $367,518;
Mr. Wright - $92,646; Mr. Crudele - $216,198; Mr. Barbarick - N/A; Mr. Parrish - $18,071; and Ms. Vella - $57,208.

Index

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Payments Made Upon Termination

If the employment of any of the Named Executive Officers (other than Mr. Sandfort and Mr. Wright whose rights and obligations are described below under “Payments Upon Certain Termination Events”) is voluntarily or involuntarily terminated, no additional payments or benefits will accrue or be paid other than what has accrued and is vested under the benefit plans discussed above in this Proxy Statement included under the headings “Executive Compensation,” “Compensation Discussion and Analysis” and “2012 Non-Qualified Deferred Compensation.”

Payments Made Upon Disability

Under the terms of the Company’s disability plan, the Named Executive Officers are eligible for a disability benefit that is equal to a maximum of $10,000 per month.  The definition of disability is the same as that used for the disability plan covering all employees except that a Named Executive Officer disability must preclude the subject officer’s ability to carry out only his/her executive function.  The disability benefit would be reduced by any benefits payable under Social Security or worker’s compensation.  The payments continue based on age and various Social Security qualifications.  Additionally, the Named Executive Officers are eligible for a supplemental disability benefit under the Company-sponsored Executive Supplemental Individual Disability Insurance program, which provides for additional coverage above the $10,000 per month limit of the group long-term disability plan not to exceed 60% of monthly income.

Payments Upon Certain Termination Events

Mr. Sandfort

In the event that Mr. Sandfort's employment is terminated by the Company without cause (as defined in his employment agreement) or by Mr. Sandfort for good reason (as defined in his employment agreement), Mr. Sandfort would be entitled to payment of his base salary for a period of two (2) years, an amount equal to two (2) times his average bonus for the prior three (3) calendar years, paid health insurance benefits until the eighteen (18) month anniversary of the date of termination, and any unpaid portion of any bonus earned under the Company's Long-Term Cash Plan (“LTCP”). The Company's obligation to make such payments will be reduced dollar-for-dollar by the amount of compensation earned by Mr. Sandfort from other employment during the period the Company is required to make any severance payments. In the event that Mr. Sandfort retires, the employment agreement provides that Mr. Sandfort would be entitled to base salary and benefits earned through the date of termination and paid health insurance benefits until the eighteen (18) month anniversary of the date of termination. In the event of termination due to death or disability, Mr. Sandfort would be entitled to base salary and benefits earned through the date of termination and an amount equal to the pro rata portion of Mr. Sandfort's target bonus earned through the date of termination. In the event of a termination by the Company for cause or by Mr. Sandfort without good reason, Mr. Sandfort would receive only base salary and benefits earned through the date of termination.

The employment agreement also provides that upon termination due to death or disability, Mr. Sandfort will be fully vested in all then-outstanding stock options and all then-outstanding restricted stock units of the Company and all such options shall remain exercisable until the earlier of (i) the second anniversary of the date of termination and (ii) the otherwise applicable normal expiration date of such option. In the event of termination due to retirement, all vested stock options held by Mr. Sandfort shall remain exercisable until the earlier of (i) the third anniversary of the date of termination (except in the case of Mr. Sandfort's death during such period, in which event his options will be exercisable until the earlier of the second anniversary of his death and the third anniversary of the date of termination) and (ii) the otherwise applicable normal expiration date of such option. In the event of termination of Mr. Sandfort's employment by the Company without cause or by Mr. Sandfort for good reason, the vesting of all of the outstanding stock options and restricted shares of stock and restricted stock units held by Mr. Sandfort scheduled to vest in the twelve (12) month period following the date of termination will be accelerated and any such options shall remain exercisable until the earlier of (i) the second anniversary of the date of termination and (ii) the otherwise applicable normal expiration date of such option.

The Compensation Committee of the Board of Directors reviewed and approved the terms of Mr. Sandfort's employment agreement.

Mr. Wright

In the event that Mr. Wright's employment is terminated by the Company without cause (as defined in his employment agreement) or by Mr. Wright for good reason (as defined in his employment agreement), Mr. Wright is entitled to payment of his base salary for a period of two years, a lump sum payment equal to $999,427 and paid health insurance benefits until the later of the second anniversary of the date of termination or such time as he and his wife reach age 65, and any unpaid portion of any bonus earned under the LTCP. The Company's obligation to make such payments will be reduced dollar-for-dollar by the amount of compensation earned by Mr. Wright from other

Index

employment during the period the Company is required to make any severance payments. In the event that Mr. Wright retires, the employment agreement provides that Mr. Wright would be entitled to (i) base salary and benefits earned through the date of termination, (ii) an amount equal to $999,427, multiplied by a fraction, the numerator of which is the number of calendar days from commencement of the year in which Wright retires through Wright's final workday for the Company and the denominator of which is 365, (iii) any amounts earned but unpaid under the LTCP and (iv) paid health insurance benefits until the later of the second anniversary of the date of termination or such time as Mr. Wright and his wife reach age 65. The agreement also provides that upon termination due to death, retirement (as defined in the agreement) or disability, or termination by the Company without cause or by Mr. Wright for good reason, Mr. Wright will be fully vested in all then-outstanding stock options and all then-outstanding restricted stock units of the Company and all such options shall remain exercisable until the earlier of (i) the third anniversary of the date of termination (except in the case of Mr. Wright's death during such period, in which event his options will be exercisable until the earlier of the first anniversary of his death and the third anniversary of the date of termination) and (ii) the otherwise applicable normal expiration date of such option. In the event of a termination for cause, Mr. Wright would receive only base salary and benefits earned through the date of termination.

The Compensation Committee of the Board of Directors reviewed and approved the terms of Mr. Wright's second amended and restated employment agreement. The second amended and restated employment agreement acknowledges that Mr. Wright is party to a Change in Control Agreement (explained in further detail below). Mr. Wright's second amended and restated employment agreement provides that in the event of Mr. Wright's termination following a Change in Control, Mr. Wright will be entitled to the greater of the payments and benefits that he would be entitled to receive pursuant to the Change in Control Agreement or the second amended and restated employment agreement in connection with a termination for a substantially similar reason determined on a benefit by benefit basis.

Payments To Be Made Upon a Change in Control

Pursuant to the employment agreement, if Mr. Sandfort's employment is terminated within two (2) years following a change in control (as defined in the employment agreement) and during the term (other than termination by the Company for cause or by reason of death, disability or retirement or by Mr. Sandfort without good reason) or if Mr. Sandfort terminates his employment for good reason, Mr. Sandfort will receive: (i) the equivalent of two times the annual base salary and target annual bonus(es) or award(s) pursuant to any bonus plan (but excluding the LTCP) for the year in which the date of termination falls or, if higher, the year in which the change in control occurs, payable in a lump sum, in cash; (ii) provision of existing life, disability and medical benefits for a period of eighteen (18) months beyond the date of termination; (iii) outplacement services not to exceed $50,000; (iv) the stock options outstanding at the date of termination will become fully vested and continue to be exercisable until the earlier of (i) the third anniversary of the date of termination or (ii) the otherwise applicable expiration date, or, at the Company's election, may be canceled upon lump sum payment of the cash equivalent of the excess of the fair market value of the related options; and (v) the restricted stock units outstanding at the date of termination will become fully vested or, at the Company's election may be canceled upon lump sum payment of the cash equivalent of the fair market value of the related stock.

The Company is also a party to Change in Control Agreements with each Named Executive Officer other than Mr. Sandfort whose change in control agreement was superseded by the employment agreement discussed above.  Pursuant to these Change in Control Agreements, if an executive’s employment is terminated following a change in control (other than termination by the Company for cause or by reason of death or disability) or if the executive retires or terminates his employment in certain circumstances defined in the agreement which constitute “good reason”, the Named Executive Officer will receive:

•
the equivalent of 2x the annual base salary with respect to Mr. Wright and 1.5x the annual base salary and target annual bonus(es) or award(s) pursuant to any bonus plan (other than the Company’s LTCP) with respect to Messrs. Crudele, Barbarick and Parrish and Ms. Vella for the year in which the date of termination falls or, if higher, the year in which the change in control occurs payable in a lump sum, in cash;

•	provision of existing life, disability and medical benefits for a period of two years beyond the date of termination;

•	outplacement services capped at $40,000 for Messrs. Crudele, Barbarick and Parrish and Ms. Vella;

•
with respect to Messrs. Crudele, Barbarick and Parrish and Ms. Vella, a pro-rata portion of the Named Executive Officer's target annual bonus(es) or award(s) under any bonus plan (but excluding the Company’s LTCP) through the date of termination payable in a lump sum, in cash;

•
the stock options outstanding at the date of termination will become fully vested and continue to be exercisable until the earlier of (i) the second anniversary of the date of termination or (ii) the otherwise applicable expiration date of the term of such option, or, at the Company’s election, may be canceled upon lump sum payment of the cash equivalent of the excess of the fair market value of the related options; and

Index

•
the restricted stock units outstanding at the date of termination will become fully vested or, at the Company’s election may be canceled upon lump sum payment of the cash equivalent of the fair market value of the related stock.

In the Change in Control Agreements and Mr. Sandfort's employment agreement, the Named Executive Officers have agreed to remain in the employ of the Company for at least six months following a change in control unless the Named Executive Officer resigns for good reason, dies, becomes disabled, retires or is terminated by the Company.  In addition, the Named Executive Officers have agreed, for a period of 18 months following termination of employment by the Company, not to compete with the Company’s business, solicit or hire any of the Company’s employees, disparage the Company or disclose any confidential information or trade secrets of the Company.

Other than as noted above, the Change in Control Agreements for each of the Named Executive Officers are substantially similar and expire in February 2015.

Pursuant to the agreements of the Named Executive Officers, a change in control is deemed to occur upon (i) any person acquiring ownership of the securities of the Company representing more than 35% of the combined voting power of the Company; or (ii) any change in the majority of the Board of Directors during any 12 month period during the term; or (iii) consummation of a reorganization, merger or consolidation of the Company whereby 50% or more of the combined voting power of the then outstanding shares of the Company changes; or (iv) a sale or disposition of all or substantially all of the assets of the Company (unless such sales do not result in a change in the proportional ownership existing immediately prior to such sale or disposition).

The tables immediately following show potential payments to our Named Executive Officers under currently existing contracts, agreements, plans or arrangements, for various scenarios involving a change-in-control or termination of employment of each of our Named Executive Officers, assuming a December 29, 2012 termination date. The potential payments for Mr. Sandfort are also shown as of January 1, 2013, the effective date of his employment agreement, which establishes the terms of his employment as President and Chief Executive Officer.

Executive Payments Upon Termination	Voluntary Termination or Early Retirement	Normal Retirement	Voluntary Termination for Good Reason or Involuntary Termination Without Cause		Involuntary Termination With Cause	Change in Control		Death or Disability
Gregory A. Sandfort as of January 1, 2013
Base salary (1)	$—	$—	$1,700,000		$—	$1,700,000		$—
Non-equity incentive	—	—	2,533,768	(2)	—	1,700,000	(3)	850,000	(3)
Stock options and restricted stock units (vesting accelerated) (5)	—	—	3,257,297		—	4,797,486		4,797,486
Health and welfare benefits (6)	—	—	21,088		—	32,948		—
Life insurance benefits (7)	—	—	—		—	1,980		—
Outplacement services (8)	—	—	—		—	50,000		—
	$—	$—	$7,512,153		$—	$8,282,414		$5,647,486
Gregory A. Sandfort as of December 29, 2012
Base salary (1)	$—	$—	$—		$—	$907,500		$—
Non-equity incentive	—	—	—		—	1,285,625	(3)	833,333	(4)
Stock options and restricted stock units (vesting accelerated) (5)	—	—	—		—	4,797,486		4,797,486
Health and welfare benefits (6)	—	—	—		—	43,930		—
Life insurance benefits (7)	—	—	—		—	2,640		—
Outplacement services (8)	—	—	—		—	40,000		—
	$—	$—	$—		$—	$7,077,181		$5,630,819

Index

Executive Payments Upon Termination	Voluntary Termination or Early Retirement	Normal Retirement	Voluntary Termination for Good Reason or Involuntary Termination Without Cause	Involuntary Termination With Cause	Change in Control		Death or Disability
James F. Wright
Base salary (1)	$—	$993,951	$1,799,427	$—	$1,799,427		$—
Non-equity incentive (4)	—	2,266,667	2,266,667	—	2,266,667		2,266,667
Stock options and restricted stock units (vesting accelerated) (5)	—	13,048,901	13,048,901	—	13,048,901		13,048,901
Health and welfare benefits (6)	—	23,161	23,161	—	23,161		—
Life insurance benefits (7)	—	—	—	—	2,640		—
	$—	$16,332,680	$17,138,156	$—	$17,140,796		$15,315,568
Anthony F. Crudele
Base salary (1)	$—	$—	$—	$—	$652,500		$—
Non-equity incentive	—	—	—	—	706,875	(3)	600,000	(4)
Stock options and restricted stock units (vesting accelerated) (5)	—	—	—	—	3,454,191		3,454,191
Health and welfare benefits (6)	—	—	—	—	42,752		—
Life insurance benefits (7)	—	—	—	—	2,640		—
Outplacement services (8)	—	—	—	—	40,000		—
	$—	$—	$—	$—	$4,898,958		$4,054,191
Steve K. Barbarick
Base salary (1)	$—	$—	$—	$—	$585,000		$—
Non-equity incentive	—	—	—	—	633,750	(3)	161,333	(4)
Stock options and restricted stock units (vesting accelerated) (5)	—	—	—	—	944,848		944,848
Health and welfare benefits (6)	—	—	—	—	38,313		—
Life insurance benefits (7)	—	—	—	—	2,640		—
Outplacement services (8)	—	—	—	—	40,000		—
	$—	$—	$—	$—	$2,244,551		$1,106,181
Benjamin F. Parrish, Jr.
Base salary (1)	$—	$—	$—	$—	$535,500		$—
Non-equity incentive	—	—	—	—	490,875	(3)	93,333	(4)
Stock options and restricted stock units (vesting accelerated) (5)	—	—	—	—	973,606		973,606
Health and welfare benefits (6)	—	—	—	—	38,748		—
Life insurance benefits (7)	—	—	—	—	2,640		—
Outplacement services (8)	—	—	—	—	40,000		—
	$—	$—	$—	$—	$2,081,369		$1,066,939
Kimberly D. Vella
Base salary (1)	$—	$—	$—	$—	$512,250		$—
Non-equity incentive	—	—	—	—	469,563	(3)	333,333	(4)
Stock options and restricted stock units (vesting accelerated) (5)	—	—	—	—	1,919,053		1,919,053
Health and welfare benefits (6)	—	—	—	—	37,850		—
Life insurance benefits (7)	—	—	—	—	2,640		—
Outplacement services (8)	—	—	—	—	40,000		—
	$—	$—	$—	$—	$2,981,356		$2,252,386

Index

___________________

(1)	Amount reflects the contractual multiple of base salary. The Company has no established policy or practice pertaining to severance pay in the event of termination.

(2)	Reflects two times the average bonus paid to Mr. Sandfort for the prior three calendar years under the CIP and amounts earned but unpaid under the LTCP.

(3)
Amount reflects the contractual multiple of the target cash bonus as set forth in the CIP.  The Company has no established policy or practice pertaining to severance pay for bonuses in the event of termination.

(4)	Reflects amounts earned but unpaid under the LTCP.

(5)
Amount includes the value of options computed by multiplying (i) the difference between (a) $87.47, the closing price of a share of our Common Stock on December 28, 2012, the last business day of fiscal 2012 and (b) the exercise price per share for each option grant by (ii) the number of unvested shares subject to that option grant.  Amount includes restricted stock units valued at $87.47, the closing price of a share of our Common Stock on December 28, 2012, the last business day of fiscal 2012.

(6)	Amount reflects the aggregate total cost for continuation of insurance benefits (i.e. medical and disability) for the contractual duration of the respective agreements.

(7)	Amount reflects the aggregate total cost for continuation of insurance benefits (i.e. life, AD&D) for the contractual duration of the respective agreements.

(8)	Amount assumes the maximum for outplacement services allowed under the Change in Control Agreements.

RELATED-PARTY TRANSACTIONS

The Board of Directors of the Company has adopted a written policy which provides that any transaction between the Company and any of its directors, officers, or principal stockholders or affiliates thereof must be on terms no less favorable to the Company than could be obtained from unaffiliated parties and must be approved by vote of a majority of the appropriate committee of the Board of Directors, each of which is comprised solely of independent directors of the Company.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors and persons who beneficially own more than 10% of the Company's Common Stock to file initial reports of ownership and reports of changes in ownership with the SEC.  A copy of each report is furnished to us.

SEC regulations require us to identify in our Proxy Statement those individuals for whom any such report was not filed on a timely basis during the most recent fiscal year.  To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during fiscal 2012, all Directors, executive officers and greater than 10% beneficial owners have complied with all applicable Section 16(a) filing requirements in the 2012 fiscal year.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of the Company's Common Stock as of February 10, 2013, by (i) each person who is known by the Company to be the beneficial owner of more than 5% of the Company's outstanding Common Stock; (ii) each director or person nominated to be a director; (iii) each Named Executive Officer; and (iv) all directors and executive officers of the Company as a group.  The determinations of "beneficial ownership" of the Common Stock are based upon responses to Company inquiries that cited Rule 13d-3 under the Securities Exchange Act of 1934, as amended.  Such rule provides that shares shall be deemed to be "beneficially owned" where a person has, either solely or in conjunction with others, the power to vote or to direct the voting of shares and/or the power to dispose, or to direct the disposition, of shares; or where a person has the right to acquire any such beneficial ownership within 60 days after the date of determination.  Except as disclosed in the notes to the table, each named person has sole voting and investment power with respect to the number of shares shown as beneficially owned by him.  There were 69,488,673 shares of Common Stock outstanding on February 10, 2013.

Index

Name of Beneficial Owner	Number of Shares	Number of Option Shares and RSUs(1)	Percent of Class (2)
Wells Fargo & Company (3)	4,283,988	—	6.2%
BlackRock, Inc. (4)	4,069,626	—	5.9%
Johnston C. Adams	5,385	7,000	*
Peter D. Bewley	—	—	*
Jack C. Bingleman	66,576	—	*
Richard W. Frost	3,885	—	*
Cynthia T. Jamison	13,067	4,000	*
George MacKenzie	4,215	11,000	*
Edna K. Morris	17,727	23,000	*
Gregory A. Sandfort	85,172	97,986	*
James F. Wright	330,938	792,272	1.6%
Anthony F. Crudele	127,275	127,313	*
Steve K. Barbarick (5)	19,796	33,793	*
Benjamin F. Parrish, Jr.	825	17,538	*
Kimberly D. Vella	20,886	66,460	*
All directors and executive officers as a group (15 persons)	715,867	1,246,361	2.8%
__________________
*       Less than 1% of outstanding Common Stock.

(1)
Reflects the number of shares that could be purchased by exercise of options exercisable on February 10, 2013 or within 60 days of February 10, 2013 and the number of shares underlying restricted stock units which vest within 60 days of February 10, 2013.

(2)
Pursuant to the rules of the SEC, shares of Common Stock that an individual owner has a right to acquire within 60 days pursuant to the exercise of stock options or vesting of restricted stock units are deemed to be outstanding for the purpose of computing the ownership of that owner and for the purpose of computing the ownership of all directors and executive officers as a group, but are not deemed outstanding for the purpose of computing the ownership of any other owner.

(3)
Based solely on information set forth in a Schedule 13G filed with the SEC on February 13, 2013, these shares are owned by accounts for which Wells Fargo & Company serves as investment advisor. Such Schedule 13G indicated that Wells Fargo & Company had sole power to vote 62,469 shares, sole dispositive power for 62,469 shares, shared voting power over 3,931,164 shares, shared dispositive power over 7,088,764 shares and the power to direct the investment in all of such 4,283,988 shares. Wells Fargo & Company's address is 420 Montgomery Street, San Francisco, CA 94104.

(4)
Based solely on information set forth in Schedule 13G filed with the SEC on February 11, 2013, these shares are owned by accounts for which BlackRock serves as investment advisor. Such Schedule 13G indicated that BlackRock had sole power to vote and direct the investment in all of such 4,069,626 shares. BlackRock's address is 40 East 52nd Street, New York, NY 10022.

(5)	Includes 8,912 shares owned by Mr. Barbarick's spouse.

STOCKHOLDER PROPOSALS

Stockholders who desire to submit to the Company proposals for possible inclusion in the Company’s proxy materials for the 2014 Annual Meeting of Stockholders must submit such proposals in writing by November 19, 2013 to the Corporate Secretary of the Company at 200 Powell Place, Brentwood, Tennessee 37027.

For a stockholder proposal that is not intended to be included in the Company's proxy materials but is intended to be raised by the stockholder from the floor at the 2014 Annual Meeting of Stockholders, the stockholder must provide timely advance notice in accordance with the Company’s Bylaws.  The Company's Bylaws contain an advance notice provision which provides that, to be timely, a stockholder's notice of intention to bring business before a meeting must be received by the Corporate Secretary of the Company at the above address not later than ninety (90) nor earlier than one hundred twenty (120) calendar days prior to the anniversary date of the Company’s prior year's annual meeting (no later than February 1, 2014, and no earlier than January 2, 2014, for the Company’s 2014 Annual Meeting of Stockholders).  In the event, however, that the date of the annual meeting is changed by more than thirty (30) calendar days from the anniversary date of the prior year’s annual meeting, such notice and supporting documentation must be received by the Corporate Secretary of the Company not later than the later of (i) the ninetieth day prior to such annual meeting or (ii) the tenth day following the date on which the Company provides notice of the date of such annual meeting but in no event later than the fifth business day preceding the date of such annual meeting.

STOCKHOLDER NOMINATIONS OF CANDIDATES FOR BOARD MEMBERSHIP

A stockholder who wishes to recommend a prospective nominee for the Board should notify the Company’s Secretary in writing with whatever supporting material the stockholder considers appropriate. The Corporate Governance and Nominating Committee will consider whether to nominate any person nominated by a stockholder who is a stockholder of record on the date of the giving of the notice of

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nomination and who is entitled to vote at the annual meeting, and who delivers timely notice of the nomination in proper written form, as provided by the Company’s Bylaws. The notice must include certain biographical information regarding the proposed nominee, a completed written questionnaire with respect to each proposed nominee setting forth the background and qualifications of such proposed nominee (which questionnaire will be provided by the Secretary of the Company upon written request), the proposed nominee’s written consent to nomination and certain additional information as set forth in the Company’s Bylaws.

For a stockholder’s notice to the Company’s Secretary to be timely, it must be delivered to or mailed and received at the principal executive offices of the Company by February 1, 2014 but not before January 2, 2014  (or, if the annual meeting is called for a date that is not within 30 days of May 2, 2014, the notice must be received not later than the later of (i) the ninetieth day prior to such annual meeting or (ii) the 10th day following the day on which notice containing the date of the annual meeting is provided by the Company; provided further, however, that any such notice which is received later than the fifth business day prior to the meeting may be disregarded). If the presiding person at the meeting determines that a nomination was not properly made in accordance with the procedures set forth in the Company’s Bylaws, then the presiding person will declare to the meeting that such nomination was defective and such defective nomination shall be disregarded.

AVAILABILITY OF FORM 10-K
AND ANNUAL REPORT TO STOCKHOLDERS

A copy of the Company's Annual Report on Form 10-K for fiscal 2012 has been posted on the Internet, along with this Proxy Statement, each of which is accessible by following the instructions in the Notice.  The Annual Report is not incorporated into this Proxy Statement and is not considered proxy-soliciting materials.

The Company filed its Annual Report on Form 10-K with the SEC on February 20, 2013.  We will mail without charge, upon written request, a copy of our Annual Report on Form 10-K for fiscal 2012, without exhibits.  Please send a written request to Investor Relations, Tractor Supply Company, 200 Powell Place, Brentwood, Tennessee 37027 or complete the request form on the investor relations page of our website at TractorSupply.com.

OTHER MATTERS

The Board does not intend to present any business at the Meeting other than the items stated in the "Notice of Annual Meeting of Stockholders" and knows of no other business to be presented for action at the meeting.  If, however, any other business should properly come before the meeting or any continuations or adjournments thereof, it is intended that the proxy will be voted with respect thereto in accordance with the best judgment and discretion of the persons named in the proxy.

In addition to solicitation by mail, certain of the Company’s directors, officers and regular employees, without additional compensation, may also solicit proxies personally or by telephone.  The costs of such solicitation will be borne by the Company.  The Company will also make arrangements with brokerage houses, custodians and other nominees to send proxy materials to the beneficial owners of shares of the Company's Common Stock held in their names, and the Company will reimburse them for their related postage and clerical expenses.

DIRECTIONS TO THE ANNUAL MEETING

From North of Nashville
Follow I-65 South beyond downtown Nashville to Exit #74B (Brentwood).  Turn right off the ramp and stay on Old Hickory Blvd.   Turn left at the second light (Franklin Pike).  Turn right at the second light (Maryland Way).  Drive 1.4 miles and then turn left on Powell Place.  Tractor Supply Company is on the immediate left.  The Meeting entrance is on the right-hand side of the main entry way at the front of the building.

From South of Nashville
Follow I-65 North (toward Nashville). Take Exit #74B (Brentwood).  Circle around the off-ramp and stay on Old Hickory Blvd.   Turn left at the third light (Franklin Pike).  Turn right at the second light (Maryland Way).  Drive 1.4 miles and then turn left on Powell Place.  Tractor Supply Company is on the immediate left.  The Meeting entrance is on the right-hand side of the main entry way at the front of the building.

From East of Nashville
Follow I-40 West (toward Nashville) and merge left onto I-24 East (toward Chattanooga).  Immediately merge right onto I-440 West via Exit #53 (toward Memphis).  Merge onto I-65 South via Exit #5 (towards Huntsville).  Follow I-65 South to Exit #74B (Brentwood).  Turn right off the ramp and stay on Old Hickory Blvd.   Turn left at the second light (Franklin Pike).  Turn right at the second light (Maryland Way).  Drive 1.4 miles and then turn left on Powell Place.  Tractor Supply Company is on the immediate left.  The Meeting entrance is on the right-hand side of the main entry way at the front of the building.

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From West of Nashville
Follow I-40 East to I-65 South.  Follow I-65 South to Exit #74B (Brentwood).  Turn right off the ramp and stay on Old Hickory Blvd.   Turn left at the second light (Franklin Pike).  Turn right at the second light (Maryland Way).  Drive 1.4 miles and then turn left on Powell Place.  Tractor Supply Company is on the immediate left.  The Meeting entrance is on the right-hand side of the main entry way at the front of the building.

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IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time on May 2, 2013.

Vote by Internet • Log on to the Internet and go to www.envisionreports.com/TSCO • Follow the steps outlined on the secured website.

Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	• Follow the instructions provided by the recorded message.

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Annual Stockholders’ Meeting Proxy Card

t IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. t

A	Proposals - The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2 and 3

1.	Election of Directors:	For	Withhold		For	Withhold		For	Withhold	+
	01 - James F. Wright	☐	☐	02 - Johnston C. Adams	☐	☐	03 - Peter D. Bewley	☐	☐

	04 - Jack C. Bingleman	☐	☐	05 - Richard W. Frost	☐	☐	06 - Cynthia T. Jamison	☐	☐

	07 - George MacKenzie	☐	☐	08 - Edna K. Morris	☐	☐	09 - Gregory A. Sandfort	☐	☐

		For	Against	Abstain			For	Against	Abstain
2.	To ratify the reappointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 28, 2013	☐	☐	☐	3.	Say on Pay - An advisory vote to approve executive compensation.	☐	☐	☐

B	Non-Voting Items
	Change of Address – Please print new address below.	Comments — Please print your comments below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign your name(s) EXACTLY as your name(s) appear(s) on this proxy. All joint holders must sign. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please provide your FULL title.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 – Please keep signature within the box.	Signature 2 – Please keep signature within the box.
/ /

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t IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. t

Proxy — Tractor Supply Company

Annual Stockholders’ Meeting
May 2, 2013
10:00AM central time

Store Support Center
200 Powell Place
Brentwood, Tennessee 37027

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

I have received the Notice of 2013 Annual Stockholders’ Meeting (“the Meeting”) to be held on May 2, 2013 and a Proxy Statement furnished by Tractor Supply Company’s (“Tractor Supply”) Board of Directors. I appoint BENJAMIN F. PARRISH, JR. AND KURT D. BARTON, and each of them, as proxy and attorney-in-fact, with full power of substitution, to represent me and vote all shares of Tractor Supply common stock that I am entitled to vote at the Meeting in the manner shown on this form as to the following matters and in their discretion on any other matters that come before the Meeting.

You are encouraged to specify your choices by marking the appropriate boxes on the reverse side, but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendations. The proxy holders cannot vote your shares unless you sign and return this card.

(Continued and to be voted on reverse side.)